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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-221301

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.500% Senior Notes due 2030	$900,000,000	100.000%	$900,000,000	$116,820

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated November 2, 2017)

$900,000,000

WPX Energy, Inc.

4.500% Senior Notes due 2030

We are offering $900,000,000 aggregate principal amount of our 4.500% Senior Notes due 2030 (the "notes"). The notes will mature on January 15, 2030. Interest will be payable on January 15 and July 15 of each year, beginning on July 15, 2020.

We may, at our option, redeem the notes, in whole or in part, at any time on or after January 15, 2025, at the redemption prices set forth in this prospectus supplement, plus any accrued and unpaid interest. Prior to January 15, 2025, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a "make whole" premium, plus any accrued and unpaid interest. We are also entitled to redeem up to 35% of the aggregate principal amount of the notes before January 15, 2023, with an aggregate amount of cash not greater than the net proceeds that we raise in certain equity offerings at a redemption price equal to 104.500% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest. See "Description of Notes—Optional Redemption." If we experience specific kinds of changes of control accompanied by a specified ratings decline, we must offer to purchase the notes at prices set forth in this prospectus supplement plus any accrued and unpaid interest, as described under the caption "Description of Notes—Change of Control."

We intend to use the net proceeds of this offering to finance a portion of the cash consideration for the acquisition of Felix Energy Holdings II, LLC ("Felix"), including the repayment of any outstanding debt of Felix as described in this prospectus supplement, and to pay related fees and expenses. This offering is not contingent on the consummation of the Acquisition (as defined herein). However, the gross proceeds of this offering (together with any other property from time to time held in the escrow account, the "Escrow Property") will be deposited into an escrow account upon the closing of the offering. In order to cause the Escrow Agent (as defined herein) to release the Escrow Property to us, on or prior to July 15, 2020 (the "Outside Date"), we must deliver an officer's certificate to the escrow agent certifying that the Acquisition will be consummated simultaneously or substantially concurrent with the release of funds from the escrow account (the "Escrow Release Condition"). If (i) the Escrow Release Condition has not been satisfied prior to 11:59 p.m. (New York City time) on the Outside Date or (ii) we deliver a termination notice to the Escrow Agent prior to 11:59 p.m. (New York City time) on the Outside Date indicating that (a) we will not pursue the consummation of the Acquisition or (b) we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (any event described in clauses (i) or (ii) of this sentence, a "Special Mandatory Redemption Event"), the notes will be subject to a special mandatory redemption, at a price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (as defined herein) (the "Special Mandatory Redemption Price"). See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption."

The notes will not be secured by any lien over the Escrow Property. The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness.

You should read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference carefully before you invest in our notes. Investing in our notes involves risks. See "Risk Factors" beginning on page S-23 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price[1]	Underwriting discounts and commissions[2]	Proceeds, before expenses, to us1
Per note	100.000%	1.250%	98.750%
Total	$900,000,000	$11,250,000	$888,750,000

1
Plus accrued interest from January 10, 2020, if settlement occurs after such date.

2
See "Underwriting (Conflicts of Interest)" for a description of all compensation payable to the underwriters.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about January 10, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Barclays	Citigroup

BofA Securities	J.P. Morgan	MUFG
RBC Capital Markets	TD Securities	Wells Fargo Securities

Joint Lead Managers
Scotiabank	BBVA	Credit Agricole CIB

Co-Managers
Credit Suisse	Goldman Sachs & Co. LLC	SunTrust Robinson Humphrey	US Bancorp
ABN AMRO	BOK Financial Securities, Inc.	Capital One Securities	CIBC Capital Markets
ING		PNC Capital Markets LLC

Prospectus Supplement dated January 7, 2020.

        We have not, and the underwriters have not, authorized anyone to provide you with information or to make representations other than those contained in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. Neither we nor the underwriters take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you.

        We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

Prospectus Supplement

Prospectus

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying base prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying base prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

        Neither we nor the underwriters have authorized anyone to provide you with information other than the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

        You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference" below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying base prospectus, nor any sale made under this prospectus supplement and any accompanying base prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying base prospectus is correct as of any date after this prospectus supplement or any accompanying base prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying base prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in the accompanying base prospectus or any earlier prospectus supplement (or such document previously incorporated by reference herein or therein).

        In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, "WPX," "we," "our," "the Company" and "us" refer to WPX Energy, Inc., a Delaware corporation, and (unless the context otherwise requires) all of its subsidiaries and do not include Felix and its subsidiaries.

        In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisition (as defined below).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and in the accompanying base prospectus include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and

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uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

        All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

        Forward-looking statements can be identified by various forms of words such as "anticipates," "believes," "seeks," "could," "may," "should," "continues," "estimates," "expects," "forecasts," "intends," "might," "goals," "objectives," "targets," "planned," "potential," "projects," "scheduled," "will" or other similar expressions. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

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  amounts and nature of future capital expenditures;

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  expansion and growth of our business and operations;

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  financial condition and liquidity;

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  business strategy;

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  estimates of proved oil and natural gas reserves;

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  reserve potential;

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  development drilling potential;

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  cash flow from operations or results of operations;

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  acquisitions or divestitures, including the consummation of the Acquisition and its effects on us;

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  seasonality of our business; and

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  crude oil, natural gas and natural gas liquids ("NGL") prices and demand.

        Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

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  availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of commodity prices and the availability and cost of capital;

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  inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

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  the strength and financial resources of our competitors;

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  development of alternative energy sources;

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  the impact of operational and development hazards;

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  costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

S-iii

  •
  changes in maintenance and construction costs;

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  changes in the current geopolitical situation;

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  our exposure to the credit risk of our customers;

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  risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

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  risks related to the Acquisition and associated costs;

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  our ability to successfully integrate Felix's operations or to realize cost savings, revenues or other benefits of the Acquisition;

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  risks associated with future weather conditions;

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  acts of terrorism;

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  other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q; and

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  additional risks described in our filings with the SEC.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

        In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

NON-GAAP FINANCIAL MEASURES

        We refer to the term Adjusted EBITDAX (as described in "Summary—Summary Historical Consolidated Financial Data of WPX" and "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information") in various places in this prospectus supplement. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This measure excludes a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our measurement of Adjusted EBITDAX may not be comparable to those of other companies. Please see "Summary—Summary Historical Consolidated Financial Data of WPX" for a discussion of our use of such measure and a reconciliation of Adjusted EBITDAX to the most closely comparable financial measures calculated in accordance with GAAP.

        We also refer to PV-10 in this prospectus supplement (as described in "Summary—Summary Historical Reserve and Operating Data of WPX"). The present value of estimated future net revenues discounted at an annual rate of 10 percent ("PV-10") is not a GAAP financial measure and is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10

S-iv

is a computation of the standardized measure on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. Please see "Summary—Summary Historical Reserve and Operating Data of WPX" for a discussion of our use of such measure and a reconciliation of PV-10 to the most closely comparable financial measure calculated in accordance with GAAP.

GLOSSARY OF OIL AND GAS TERMS

        In this prospectus supplement, the following terms have the meanings specified below.

        Barrel—means one barrel of petroleum products that equals 42 U.S. gallons.

        Boe—means one barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one barrel of oil.

        British Thermal Unit or BTU—means a unit of energy needed to raise the temperature of one pound of water by one degree Fahrenheit.

        LOE—means lease and other operating expense excluding production taxes, ad valorem taxes and gathering, processing and transportation fees.

        MBbls—means one thousand barrels.

        MBbls/d—means one thousand barrels per day.

        MBoe—means one thousand barrels of oil equivalent.

        MBoe/d—means one thousand barrels of oil equivalent per day.

        Mcf—means one thousand cubic feet.

        MMbbls—means one million barrels.

        MMboe—means one million barrels of oil equivalent.

        MMBtu—means one million BTUs.

        MMcf—means one million cubic feet.

        MMcf/d—means one million cubic feet per day.

        NGL—means natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

S-v

SUMMARY

        This summary highlights certain information concerning our business, this offering and the Acquisition. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein and should consider, among other things, the matters set forth and incorporated by reference in "Risk Factors" before deciding to invest in the notes. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisition.

 Our Company

        Incorporated in 2011, WPX Energy, Inc. is an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting, developing and growing our oil positions in the Delaware Basin (a subset of the Permian Basin) in Texas and New Mexico and the Williston Basin in North Dakota. Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying base prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying base prospectus.

Our Business Strategy

        Focused, Long-Term Portfolio Management.    We are focused on long-term profitable growth. Our objective over time is disciplined production growth within our cash flow and to reduce our costs. With that in mind, we regularly evaluate the performance of our assets and, when appropriate, we consider divestitures of assets that are underperforming or which are no longer a part of our strategic focus. Since mid-2014, we have undertaken $8 billion of asset acquisitions and divestitures, allowing us to focus on our core areas and strengthen our financial position, not taking into account our acquisition of Felix (described herein). We will allocate capital to the most profitable opportunities based on expected returns, commodity price cycles and other market conditions, enabling us to grow our reserves and production in a manner that maximizes our returns on investments.

        Margin Expansion through Focus on Costs.    We believe we can expand our margins by focusing on opportunities to reduce our cost structure and being disciplined both operationally and financially. This requires consistent execution as well as managing potential disruptions in our business. We continue to manage the cost and availability of skilled labor, drilling rigs and equipment, transportation and other supplies.

        Maintain Financial Flexibility.    We believe our continued focus on cost reductions, increased capital efficiency and disciplined production growth will allow us to generate increased and sustainable annual cash flows from operations. This cash flow, combined with our capital structure and available sources of liquidity, will allow us to efficiently develop and grow our resource base and pursue reserve growth throughout a variety of commodity price environments. We have engaged and will continue to engage in commodity derivative hedging activities to maintain a degree of cash flow certainty. Typically, we target hedging at least 50 percent of expected revenue from production during a current calendar year in order to strike an appropriate balance of commodity price upside with cash flow protection, although we may vary from this level based on our perceptions of market risk and the impact of such decisions on our leverage and ability to be cash flow neutral.

        Build Asset Scale and Remain Opportunistic.    We may opportunistically acquire acreage positions in areas where we feel we can establish significant scale and replicate cost-efficient development practices. We may also consider other "bolt-on" transactions or leasehold exchanges that are directed at driving operational efficiencies through increased scale or contiguous acreage blocks. We can manage costs by focusing on the establishment of large scale, contiguous acreage blocks where we can operate a majority of the properties. We believe this strategy allows us to better achieve economies of scale and apply continuous technological improvements in our operations. We have a history of acquiring undeveloped properties that meet our expected return requirements and other acquisition criteria to expand upon our existing positions as well as acquiring undeveloped acreage in new geographic areas that offer significant resource potential.

Felix Acquisition

        On December 15, 2019, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with Felix Investments Holdings II, LLC ("Felix Parent") to acquire all of the issued and outstanding membership interests of Felix (the "Acquisition"), for consideration of approximately $2.5 billion ("Purchase Price"), consisting of $900 million in cash (such amount the "Unadjusted Cash Purchase Price") and 152,963,671 unregistered shares of our common stock valued at $10.46 per share (the "Unadjusted Equity Consideration"). The Purchase Price is subject to customary closing adjustments. We expect to close the Acquisition in the first half of 2020, subject to satisfaction of customary closing conditions.

        Felix Parent has a senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the "Felix Parent Notes Facility"), and Felix has a reserve-based revolving credit facility pursuant to that certain Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented and otherwise modified prior the date hereof, the "Felix Revolving Credit Facility" and together with the Felix Parent Notes Facility, the "Felix Debt Facilities"). The Felix Parent Notes Facility is secured by a lien on the equity of Felix and certain of Felix's assets. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Debt Facilities are to be repaid in order to cause the release of such liens and terminate the facilities. Any amounts outstanding under the Felix Debt Facilities that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. Furthermore, in connection with entering into the Purchase Agreement, Felix Parent received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts outstanding exceed the Unadjusted Cash Purchase Price subject to certain adjustments.

        Pursuant to the Purchase Agreement, Felix Parent will receive our common stock as consideration and Felix Parent (and/or certain of Felix Parent's direct or indirect equity holders) will have registration rights with respect to such common stock. Following the Acquisition, Felix will be our wholly-owned subsidiary.

        Prior to entering into the Purchase Agreement, Felix entered into a separate agreement to sell its crude midstream business for cash (the "Midstream Sale"). It is anticipated that the Midstream Sale will close prior to the closing of the Acquisition. Felix Parent will be entitled to the proceeds from the Midstream Sale and we expect Felix Parent to apply such proceeds to pay down indebtedness under the Felix Debt Facilities. If the Midstream Sale fails to close prior to the closing of the Acquisition, Felix's crude midstream business will be distributed to Felix Parent prior to the consummation of the Acquisition. Likewise, Felix will either distribute or otherwise dispose of its water business prior to consummation of the Acquisition (with Felix Parent being entitled to the proceeds of such disposition).

Neither the crude midstream business nor the water business will be acquired by us in the Acquisition.We refer to either the distribution or sale of such assets herein as the "Felix Dispositions."

        Unless otherwise indicated, references in this prospectus supplement to Felix, its business or the Acquisition give effect to the Felix Dispositions, the repayment of any remaining amounts under the Felix Revolving Credit Facility and the release of any liens or securitization under the Felix Debt Facilities.

The Felix Assets

        Felix is engaged in the acquisition, development and production of oil and gas properties in the Permian Basin, and more specifically in the Delaware Basin sub-area. The Permian Basin is one of the most prolific hydrocarbon producing regions in the United States and spans an area approximately 250 miles wide by 300 miles long. The basin is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates.

        All of Felix's Permian properties are located in the Delaware Basin, where it has accumulated approximately 58,500 net acres with six productive benches, with core operations located in Loving, Reeves, Ward and Winkler counties in Texas.

        Felix operates 174 gross producing oil wells as of September 30, 2019 in the Delaware Basin with an average working interest of approximately 80%. Felix's average net daily production from its Delaware Basin properties for the year ended December 31, 2018 was 19.8 MBoe/d, 77% of which was oil, 12% NGLs and 11% natural gas. Felix's average net daily production for the nine months ended September 30, 2019 was 43.0 MBoe/d, 73% of which was oil, 15% NGLs and 12% natural gas. As of December 31, 2018, Felix had proved developed reserves of 87,388 MBoe, 76% of which was oil, 15% NGLs and 9% natural gas. As of December 31, 2018, Felix had 440 proved undeveloped locations based on a seven development drilling rig plan in place at such time. Felix has since reduced its drilling rigs from seven to five and as a result, Felix's proved undeveloped locations as of December 31, 2019 may be less compared to its proved undeveloped locations on December 31, 2018. In addition, the proved undeveloped reserves of Felix are based on Felix's development plans and may not necessarily reflect our development plans for these properties. Therefore, upon closing of the Acquisition, the proved undeveloped reserves booked by us may differ. We plan to continue to maintain Felix's five rig drilling program following the consummation of the Acquisition. Felix has assembled a multi-year inventory of approximately 1,500 gross drillable locations. We believe the Felix assets will further strengthen our inventory in the Permian Basin, which will consist of approximately 2,100 one-mile laterals and approximately 2,800 extended laterals after giving effect to the Acquisition.

Acquisition Rationale

        We believe the Acquisition accomplishes several strategic objectives for us and is complementary to our business strategies in the following ways:

  •
  Accretive Across Key Metrics.  We believe that the Acquisition will be accretive to cash flow, return on capital employed and cash margins.

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  Enhanced Margins and Increased Oil Inventory.  Felix's production stream of approximately 70% oil will enhance near-term cash margins our oil-weighted inventory.

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  Leverage-neutral, Scale-enhancing Transaction.  The Acquisition will allow us to deliver more quickly on our five-year vision of delivering value to stakeholders by improving our scale in a leverage-neutral transaction.

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  Significant Operational Synergies.  The Acquisition increases our extended lateral inventory and allows us to capture significant upside by capturing synergies associated with scale.

        We also plan to initiate a dividend to our equity holders after the Acquisition has been consummated.

Financing Transactions

        This offering of notes is expected to be consummated prior to the closing of the Acquisition. We intend to use the net proceeds from this offering to finance a portion of the cash consideration for the Acquisition, including the repayment of any remaining amounts outstanding under the Felix Debt Facilities.

        The Acquisition is not conditioned on the consummation of this offering. However, if the Acquisition is not consummated by the Outside Date or if we deliver a termination notice to the Escrow Agent indicating that we will not pursue the consummation of the Acquisition or we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption. See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption."

        We cannot assure you that we will complete the Acquisition on the terms contemplated in this prospectus supplement or at all. See "Risk Factors—Risks Related to the Acquisition."

 The Offering

        The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the notes, see "Description of Notes." As used in this section, the terms "us," "we," or "our" refer to WPX Energy, Inc. and not any of its subsidiaries.

Issuer	WPX Energy, Inc.
Notes Offered	$900,000,000 aggregate principal amount of 4.500% Senior Notes due 2030.
Maturity Date	The notes will mature on January 15, 2030.
Interest Rate	The notes will bear interest at a rate of 4.500% per year.
Interest Payment Dates	The notes will pay interest semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on July 15, 2020. Interest on the notes will accrue from January 10, 2020.
Optional Redemption
On or after January 15, 2025, we may redeem the notes, in whole or in part, at the applicable redemption prices set forth in this prospectus supplement under the heading "Description of Notes—Optional Redemption," plus any accrued and unpaid interest.

At any time prior to January 15, 2025, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a "make-whole" premium, plus any accrued and unpaid interest. See "Description of Notes—Optional Redemption."

In addition, we are entitled to redeem up to 35% of the aggregate principal amount of the notes before January 15, 2023, with an aggregate amount of cash not greater than the net proceeds that we raise in certain equity offerings at a redemption price equal to 104.500% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest.
Escrow of Proceeds; Special Mandatory Redemption
This offering of notes is expected to be consummated prior to the consummation of the Acquisition. Concurrently with the initial issuance of the notes, we will enter into an escrow agreement with the Escrow Agent, pursuant to which we will deposit, or cause to be deposited, into an account under the control of the Escrow Agent the gross proceeds from the issuance of the notes (together with any other property from time to time held in the escrow account, the "Escrow Property"). As long as the Escrow Property is deposited with the Escrow Agent, it will be invested by the Escrow Agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us. The notes will not be secured by any lien over the Escrow Property.

In order to cause the Escrow Agent to release the Escrow Property to us, on or prior to Outside Date, we must deliver an officer's certificate to the Escrow Agent certifying that the Escrow Release Condition has been satisfied.

If the Escrow Release Condition is satisfied prior to 11:59 p.m. (New York City time) on the Outside Date, the Escrow Agent will release the Escrow Property (including investment earnings) to or at the instruction of WPX.

If (i) the Escrow Release Condition has not been satisfied prior to 11:59 p.m. (New York City time) on the Outside Date or (ii) we deliver a termination notice to the Escrow Agent prior to 11:59 p.m. (New York City time) on the Outside Date indicating that we will not pursue the consummation of the Acquisition or we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied, the notes will be subject to a special mandatory redemption, at a price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of the initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (as defined below). See "Risk Factors—Risk Factors Relating to the Notes—In the event that the Acquisition is not consummated on or prior to the Outside Date, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes" and "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption."
Change of Control
If we experience a change of control (as defined in the indenture governing the notes) accompanied by a specified rating decline with respect to the notes, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Change of Control."
Ranking
The notes will be our senior unsecured indebtedness and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness.

As of September 30, 2019, on a pro forma basis, after giving effect to the Acquisition and this offering, (i) we would have had total indebtedness of $3,171 million, none of which was subordinated and $42 million of which was secured borrowings under our Second Amended and Restated Credit Agreement, dated as of March 18, 2016, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender, and the other lenders party thereto (as amended, the "Credit Facility") to fund transaction costs related to this offering and the Acquisition (excluding $37 million of outstanding letters of credit issued under the Credit Facility) and (ii) we would have had $1,421 million available for additional borrowing under our Credit Facility (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility). At the time of the Acquisition closing, the Company may elect to use cash on hand to fund the estimated $42 million in borrowings related to the transaction costs of this offering and the Acquisition rather than such borrowings under the Credit Facility. See "Description of Other Indebtedness."
Certain Covenants
We will issue the notes under an indenture and supplemental indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture contains limitations on, among other things:
• the grant of liens on our assets to secure certain types of indebtedness; and
• certain mergers or consolidations and transfers of assets.
These covenants are subject to significant exceptions. See "Description of Notes—Certain Covenants" and "Description of Debt Securities" in the accompanying base prospectus.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $886 million. The gross proceeds from this offering will be deposited into the escrow account. See "—Escrow of Proceeds; Special Mandatory Redemption" above and "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption." Upon release from escrow if the Escrow Release Condition has been satisfied, we intend to use the net proceeds of this offering to finance a portion of the cash consideration for the Acquisition, including repayment of any remaining amounts outstanding under the Felix Debt Facilities, and to pay related fees and expenses. If a Special Mandatory Redemption Event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price. See "Use of Proceeds."

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC. Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking S.A., Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.
The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
Absence of Public Trading Market
The notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See "Risk Factors."
Trustee	The Bank of New York Mellon Trust Company, N.A.
Governing Law	New York.
Risk Factors
Investing in the notes involves certain risks. You should consider the information under "Risk Factors" and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus before investing in the notes.
Conflicts of Interest
Absent a Special Mandatory Redemption Event, affiliates of certain of the underwriters may receive at least 5% of the net proceeds of this offering in connection with the repayment of all remaining amounts outstanding under the Felix Debt Facilities. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because such underwriters are not primarily responsible for managing this offering, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Pursuant to FINRA Rule 5121, such underwriters will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Summary Historical Consolidated Financial Data of WPX

        The following information has been derived from our unaudited consolidated financial statements as of and for the nine-month periods ended September 30, 2019 and 2018 and our audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2018. The following information is only a summary and does not provide all of the information contained in our financial statements.

        The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

        The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019. See "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Unaudited)	(Unaudited)
	(In millions)
Consolidated Statements of Operations Data:
Revenues:
Product revenues:
Oil sales	$1,499	$1,331	$1,790	$879	$451
Natural gas sales	57	51	87	67	35
Natural gas liquid sales	90	99	148	70	21

Total product revenues	1,646	1,481	2,025	1,016	507
Net gain (loss) on derivatives	46	(362)	81	3	(207)
Commodity management	155	168	204	25	177
Other	2	1	—	1	1

Total revenues	1,849	1,288	2,310	1,045	478
Costs and expenses:
Depreciation, depletion and amortization	681	551	777	542	441
Lease and facility operating	276	182	272	168	118
Gathering, processing and transportation	131	64	107	24	12
Taxes other than income	128	116	157	79	43
Exploration	70	54	75	87	26
General and administrative[1]	146	131	182	166	202
Commodity management	126	156	182	27	208
Net (gain) loss—sales of assets and divestments of transportation contracts	—	(1)	(3)	(161)	239
Other—net	17	6	7	15	15

Total costs and expenses	1,575	1,259	1,756	947	1,304

Operating income (loss)	274	29	554	98	(826)
Interest expense	(119)	(123)	(163)	(188)	(207)
Loss on extinguishment of debt	(47)	(71)	(71)	(17)	(1)
Gain on equity method investment transactions	373	—	—	—	—
Investment income (loss) and other	7	(2)	(4)	3	2

Income (loss) from continuing operations before income taxes	488	(167)	316	(104)	(1,032)
Provision (benefit) for income taxes	109	(56)	74	(128)	(360)

Income (loss) from continuing operations	379	(111)	242	24	(672)
Income (loss) from discontinued operations	(1)	(92)	(91)	(40)	71

Net income (loss)	378	(203)	151	(16)	(601)
Less: Dividends on preferred stock	—	8	8	15	18
Less: Loss on induced conversion of preferred stock	—	—	—	—	22

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$378	$(211)	$143	$(31)	$(641)

Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$379	$(119)	$234	$9	$(712)
Income (loss) from discontinued operations	(1)	(92)	(91)	(40)	71

Net income (loss)	$378	$(211)	$143	$(31)	$(641)

1
Includes equity-based compensation of $25 million, $25 million, $32 million, $28 million and $31 million for the respective periods.

		As of December 31,
	As of September 30, 2019
		2018	2017
	(Unaudited)
	(In millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$13	$3	$189
Properties and equipment, net (successful efforts method of accounting)	$7,574	$7,266	$6,691
Total assets	$8,620	$8,203	$8,207
Long-term debt, net	$2,201	$2,485	$2,575
Total equity	$4,643	$4,301	$4,127

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Unaudited)
	(In millions)
Consolidated Statement of Cash Flow:
Net cash provided by operating activities	$906	$652	$883	$507	$268
Net cash provided by (used in) investing activities	$(507)	$(403)	$(896)	$(1,436)	$311
Net cash provided by (used in) financing activities	$(385)	$(400)	$(170)	$624	$(120)

	Three Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,
	2019	2019	2018	2018	2017	2016
	(Unaudited)
	(In millions)
Other Financial Data:
Adjusted EBITDAX[1]	$352	$1,003	$775	$1,081	$570	$399

1
See "—Reconciliation of Adjusted EBITDAX."

Reconciliation of Adjusted EBITDAX

        Adjusted EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives, net cash received (paid) related to settlement of derivatives, net (gain) loss on sales of assets and divestments of transportation contracts, income (loss) from discontinued operations and other adjustments reflected in the table below. We believe this non-GAAP measure provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

        Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDAX does not represent and should not be considered as an alternative to net income, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use adjusted EBITDAX as a measure to assess the operating performance of our business, adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of adjusted EBITDAX for the periods presented is set forth below:

	Three Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,
	2019	2019	2018	2018	2017	2016
	(In millions)
Net income (loss)	$121	$378	$(203)	$151	$(16)	$(601)
Interest expense	38	119	123	163	188	207
Provision (benefit) for income taxes	39	109	(56)	74	(128)	(360)
Depreciation, depletion and amortization	241	681	551	777	542	441
Exploration expenses	22	70	54	75	87	26

EBITDAX	$461	$1,357	$469	$1,240	$673	$(287)

Net (gain) loss on sales of assets, equity method investment transactions and divestment of transportation contracts	—	(373)	(1)	(3)	(161)	239
Net (gain) loss on derivatives	(175)	(46)	362	(81)	(3)	207
Net cash received (paid) related to settlement of derivatives	4	3	(218)	(237)	4	302
Loss on extinguishment of debt	47	47	71	71	17	1
Impact of pending settlement offer[1]	11	11	—	—	—	—
Voluntary exit program[2]	3	3	—	—	—	—
Impairment of inventory[3]	—	—	—	—	—	3
Accrual for Denver office lease[4]	—	—	—	—	—	5
(Income) loss from discontinued operations	1	1	92	91	40	(71)

Adjusted EBITDAX	$352	$1,003	$775	$1,081	$570	$399

1
Represents an offer made by us to settle certain contractual disputes in the Williston Basin.

2
Represents expenses associated with a voluntary exit program with additional expenses expected in the fourth quarter of 2019.

3
Represents impairment of material and supplies inventory for obsolete items.

4
Represents an accrual for a Denver office space we no longer plan to use.

Summary Unaudited Pro Forma Condensed Combined Financial Information

        The summary unaudited pro forma condensed combined financial information presented below reflects the pro forma effect of the offering and the Acquisition. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 and 2018 and the year ended December 31, 2018 assume the Acquisition, including the repayment of the Felix Revolving Credit Facility, the Felix Dispositions, this offering and borrowings under our Credit Facility to fund transaction costs related to this offering and the Acquisition had occurred on January 1, 2018. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2019 assumes the Acquisition, including the repayment of the Felix Revolving Credit Facility, the Felix Dispositions, this offering and borrowings under our Credit Facility to fund transaction costs related to this offering and the Acquisition had occurred on September 30, 2019. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the Acquisition, including the repayment of the Felix Revolving Credit Facility, the Felix Dispositions, this offering and borrowings under our Credit Facility to fund transaction costs related to this offering and the Acquisition and do not represent what our actual results of operations or financial position would actually have been had the transaction occurred on January 1, 2018, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

        The following information should be read in conjunction with our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as well as unaudited pro forma condensed combined financial information contained herein and Felix's consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on January 7, 2020. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

	Pro Forma Combined
	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	Year Ended December 31, 2018
	(Unaudited)
	(In millions)
Combined Statements of Operations Data:
Revenues:
Product revenues:
Oil sales	$1,965	$1,553	$2,105
Natural gas sales	63	58	96
Natural gas liquid sales	116	117	175

Total product revenues	2,144	1,728	2,376
Net gain (loss) on derivatives	52	(375)	79
Commodity management	155	168	204
Other	2	1	—

Total revenues	2,353	1,522	2,659
Costs and expenses:
Depreciation, depletion and amortization	852	621	882
Lease and facility operating	361	220	323
Gathering, processing and transportation	175	80	132
Taxes other than income	155	129	176
Exploration	79	60	83
General and administrative	158	141	197
Commodity management	126	156	182
Net (gain) loss—sales of assets	—	(4)	(6)
Other—net	17	6	7

Total costs and expenses	1,923	1,409	1,976

Operating income (loss)	430	113	683
Interest expense	(152)	(156)	(207)
Loss on extinguishment of debt	(47)	(71)	(71)
Gain on equity method investment transactions	373	—	—
Investment income (loss) and other	7	(2)	(4)

Income (loss) from continuing operations before income taxes	611	(116)	401
Provision (benefit) for income taxes	137	(44)	93

Income (loss) from continuing operations	474	(72)	308

Less: Dividends on preferred stock	—	8	8

Net income (loss) attributable to WPX Energy, Inc. common Stockholders	$474	$(80)	$300

Pro forma Adjusted EBITDAX[1]	$1,324	$928	$1,306

1
See "—Reconciliation of Pro Forma Adjusted EBITDAX."

Pro Forma Combined
As of September 30, 2019
(Unaudited) (In millions)
Consolidated Combined Balance Sheet Data:
Cash and cash equivalents	$17
Properties and equipment, net (successful efforts method of accounting)	$10,554
Total assets	$11,694
Long-term debt, net	$3,129
Total equity	$6,652

Reconciliation of Pro Forma Adjusted EBITDAX

        Pro Forma Adjusted EBITDAX represents pro forma earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives, net cash received (paid) related to settlement of derivatives, net gain (loss) on sales of assets and divestments of transportation, contract, income (loss) from discontinued operations and other adjustments reflected in the table below. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

        Pro Forma Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Pro Forma Adjusted EBITDAX does not represent and should not be considered as an alternative to net income or income from continuing operations, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Pro Forma Adjusted EBITDAX as a measure to assess the operating performance of our business, Pro Forma Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Pro Forma Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Pro Forma Adjusted EBITDAX for the periods presented is set forth in the following table.

	Reconciliation of Pro Forma Adjusted EBITDAX
	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	Year Ended December 31, 2018
	(Unaudited)
	(In millions)
Income from continuing operations	$474	$(72)	$308
Interest expense	152	156	207
Provision (benefit) for income taxes	137	(44)	93
Depreciation, depletion and amortization	852	621	882
Exploration expenses	79	60	83

EBITDAX	$1,694	$721	$1,573

Net (gain) loss on sales of assets and equity method investment transactions	$(373)	$(4)	$(6)
Loss on extinguishment of debt	47	71	71
Impact of pending settlement offer	11	—	—
Voluntary exit program	3	—	—
Net (gain) loss on derivatives	(52)	375	(79)
Net cash received (paid) related to settlement of derivatives	(6)	(235)	(253)

Pro Forma Adjusted EBITDAX	$1,324	$928	$1,306

Summary Historical Reserve and Operating Data of WPX

        We have significant oil and gas producing activities primarily in the Delaware and Williston Basins located in the United States. Prior to the divestiture of our predominantly natural gas assets in the San Juan Basin in December 2017, we also had significant natural gas producing assets in the San Juan Basin, which are included in the table below for the periods prior to the divestiture. We sold our remaining operations in the San Juan Basin in 2018, which are also included in the table below for the periods prior to the divestiture. Prior to the divestiture of our Piceance assets in April 2016, we also had significant oil and gas producing assets in the Piceance Basin in the United States. You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein, and the other documents incorporated by reference herein and therein when evaluating the material presented below.

  Oil and Natural Gas Reserves

        We prepare our own reserves estimates and over 99 percent of our reserves as of December 31, 2018 are audited by Netherland, Sewell & Associates, Inc. We have not filed on a recurring basis estimates of our total proved net oil, NGL and natural gas reserves with any U.S. regulatory authority or agency other than with the U.S. Department of Energy and the SEC. The estimates furnished to the Department of Energy have been consistent with those furnished to the SEC.

        The following table presents summary data with respect to our proved oil and natural gas reserves as of the dates indicated.

	At December 31,
	2018	2017	2016
Proved Reserves[1]:
Oil (MBbls)	291,305	263,670	174,563
Natural Gas (MMcf)	617,721	591,016	734,401
NGLs (MBbls)	85,037	74,011	49,443

Total (Mboe)[2]	479,295	436,184	346,406

Proved Developed (Mboe)	265,756	222,685	181,797
Proved Undeveloped (Mboe)	213,539	213,499	164,609

Total (Mboe)[2]	479,295	436,184	346,406

PV-10 (in millions)3,[4]	$5,670	$3,244	$1,038

1
The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

2
Total Proved Reserves for 2017 and 2016 include reserves related to the San Juan Basin, which were 52,604 Mboe and 90,961 Mboe as of December 31, 2017 and 2016, respectively. Our predominantly natural gas assets in the San Juan Basin were sold in December 2017. In March 2018, we sold our remaining operations in the San Juan Basin, comprised of an oil position in the Mancos Gallup Sandstone.

3
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

4
PV-10 for 2017 includes $433 million related to the San Juan Basin properties that were divested in March 2018.

        The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2018, 2017 and 2016:

	At December 31,
	2018	2017	2016
	(in millions)
PV-10	$5,670	$3,244	$1,038
Present value of future income taxes discounted at 10%	479	83	—	[b]
Standardized measure of discounted future net cash flows[a]	$5,191	$3,161	$1,038

a
Standardized Measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and income tax expenses, discounted at ten percent per annum to reflect timing of future cash flows and using certain pricing assumptions. Specifically, the average domestic oil price used in the estimates for the years ended December 31, 2018, 2017 and 2016 was $61.57, $46.39 and $35.91 per barrel, respectively. For the years ended December 31, 2018, 2017 and 2016, the average domestic natural gas price was $1.21, $1.67 and $1.74 per Mcf, respectively. The average NGL price per barrel was $26.76, $21.16 and $10.57 for the same periods. Included in the $3,244 million for 2017 is $433 million related to the proved properties in the San Juan Basin that were divested in March 2018.

b
Our historical tax basis (i.e. future deduction for taxable income calculation) of proved properties at December 31, 2016 is greater than the total future net cash flows before taxes of the standardized measure; therefore, future taxable income would be less than zero.

        The following table sets forth our estimated domestic net proved reserves for our largest areas of activity expressed by product and on an oil equivalent basis as of December 31, 2018.

	As of December 31, 2018
	Oil (Mbbls)	Gas (MMcf)	NGL (Mbbls)	Equivalent (Mboe)
Delaware Basin	161,982	540,306	70,345	322,377
Williston Basin	129,323	77,415	14,692	156,918

Total Proved	291,305	617,721	85,037	479,295

Oil and Gas Production, Production Prices and Production Costs

        The following table summarizes our production volumes, excluding any activity associated with discontinued operations, for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Production Sales Volume Data:
Oil (MBbls)	27,543	20,941	29,769	18,964	12,396
Natural gas (MMcf)	57,821	40,522	59,365	35,311	27,115
NGLs (MBbls)	7,267	4,313	6,733	3,656	2,256
Combined equivalent volumes (MBoe)	44,446	32,007	46,396	28,505	19,172
Production Sales Volume Per Day:
Oil (MBbls/d)	100.9	76.7	81.6	52.0	33.9
Natural Gas (MMcf/d)	211.8	148.4	162.6	96.7	74.1
NGL (MBbls/d)	26.6	15.8	18.4	10.0	6.2
Combined equivalent volumes (MBoe/d)	162.8	117.2	127.1	78.1	52.4

        The following tables summarize our sales price and cost information from continuing operations for the years indicated.

	Year Ended December 31,
	2018	2017	2016
Realized average price per unit[1]:
Oil:
Oil excluding all derivative settlements (per barrel)	$60.14	$46.36	$36.36
Impact of net cash received (paid) related to settlement of derivatives (per barrel)	(8.56)	(0.33)	15.30

Oil net price including all derivative settlements (per barrel)	$51.58	$46.03	$51.66

Natural gas[2]:
Natural excluding all derivative settlements (per Mcf)	$1.46	$1.89	$1.30
Impact of net cash received related to settlement of derivatives (per Mcf)	0.51	0.28	4.13

Natural gas net price including all derivative settlements (per Mcf)	$1.97	$2.17	$5.43

NGL[2]:
NGL excluding all derivative settlements (per barrel)	$21.97	$19.26	$9.43
Impact of net cash paid related to settlement of derivatives (per barrel)	(1.98)	—	—

NGL net price including all derivative settlements (per barrel)	$19.99	$19.26	$9.43

Combined commodity price per Boe, including all derivative settlements	$38.52	$35.78	$42.19

1
Excludes operations classified as discontinued operations, including our San Juan properties disposed in December 2017 and March 2018 and Piceance Basin assets disposed in April 2016.

2
Realized average prices reflect market prices, net of fuel, shrink, transportation and fractionation and processing.

	Year Ended December 31,
	2018	2017	2016
Expenses per Boe[1]:
Operating expenses:
Lifting costs and workovers	$5.25	$5.42	$5.67
Facilities operating expense	0.52	0.37	0.35
Accretion expense	0.06	0.07	0.10
Other operating and maintenance	0.02	0.04	0.04

Total LOE	$5.85	$5.90	$6.16
Gathering, processing and transportation charges	2.30	0.83	0.61
Taxes other than income	3.39	2.78	2.24

Total production cost	$11.54	$9.51	$9.01

General and administrative	$3.92	$5.80	$10.54

Depreciation, depletion and amortization	$16.75	$19.03	$23.01

1
Excludes operations classified as discontinued operations, including our San Juan Basin assets disposed in December 2017 and March 2018 and Piceance Basin assets disposed in April 2016.

 Summary Historical Reserve and Operating Data of Felix

        The estimates of Felix's net proved reserves as of December 31, 2018 are based on a reserve report prepared by Netherland, Sewell & Associates, Inc., Felix's independent reserve engineers. You should refer to the reserve reports of Felix Energy Investment II, LLC, incorporated by reference herein when evaluating that materials presented below.

Year Ended December 31, 2018
Estimated Proved Reserves[1]
Oil (MBbls)	438,670
Natural gas (MMcf)	333,383
NGLs (MBbls)	83,541

Total (Mboe)	577,775

Proved developed (Mboe)	87,388
Proved undeveloped (Mboe)[2]	490,387

Total (Mboe)	577,775

PV-10 (in millions)[3]	$6,328

1
Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for the prior twelve months. The prices used for each respective reserve report, after consideration for price differentials, are as follows: December 31, 2018—$61.25 per Bbl of oil, $2.177 per Mcf of natural gas, $29.46 per Bbl of NGLs.

2
As of December 31, 2018, Felix had 440 proved undeveloped locations based on a seven development drilling rig plan in place at such time. Felix has since reduced its drilling rigs from seven to five and as a result, Felix's proved undeveloped locations as of December 31, 2019 may be less compared to its proved undeveloped locations on December 31, 2018. In addition, the proved undeveloped reserves of Felix are based on Felix's development plans and may not necessarily reflect our development. Therefore, upon closing of the Acquisition, the proved undeveloped reserves booked by us may differ.

3
The PV-10 is not a GAAP financial measure and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. At December 31, 2018, the PV-10 of Felix totaled $6,328 million. Felix's total standardized measure of discounted future cash flows as of December 31, 2018 was the same as Felix's PV-10 because Felix was not subject to entity-level taxation during the periods presented except for the Texas margin tax.

        The following table summarizes Felix's production volumes for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Production Sales Volume Data:
Oil (MBbls)	8,503	3,655	5,547	2,170	201
Natural gas (MMcf)	8,764	3,362	4,911	1,865	239
NGLs (MBbls)	1,775	588	874	314	39
Combined equivalent volumes (MBoe)	11,738	4,803	7,240	2,795	280
Production Sales Volume Per Day:
Oil (MBbls/d)	31.1	13.4	15.2	5.9	0.5
Natural Gas (MMcf/d)	32.1	12.3	13.5	5.1	0.7
NGL (MBbls/d)	6.5	2.2	2.4	0.9	0.1
Combined equivalent volumes (MBoe/d)	43.0	17.6	19.8	7.7	0.8

        The following table summarizes Felix's sales prices for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Oil excluding all derivative settlements (per barrel)	$54.75	$60.73	$56.77	$50.02	$45.83
Natural gas excluding all derivative settlements (per Mcf)	$0.71	$1.90	$1.87	$2.73	$2.51
NGL excluding all derivative settlements (per barrel)	$14.33	$31.09	$30.98	$24.89	$15.54
Combined commodity price per MBoe, excluding all derivative settlements	$42.36	$51.35	$48.50	$43.46	$37.23

Productive Wells

        The following table presents Felix's productive wells as of December 31, 2018.

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Productive Wells	242	116	25	6	267	122

RISK FACTORS

        Before you decide to invest in the notes, you should consider the factors set forth below as well as the risk factors specific to our business and that may also affect Felix as well as the combined business after the completion of the Acquisition as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus and the other documents incorporated by reference. See "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference." While we believe we have identified and discussed below the material risks affecting our business and the combined business after the completion of the Acquisition, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect the business, financial condition and results of operations in the future of us and/or Felix.

 Risk Factors Relating to the Acquisition

We may not be successful in completing the Acquisition.

        The consummation of the Acquisition is subject to certain conditions, including the receipt of stockholder and regulatory approval which may or may not be obtained. If the conditions to the consummation of the Acquisition are not satisfied, or if the Purchase Agreement is terminated prior to closing, the Acquisition will not be consummated. If the Acquisition is not consummated on or before the Outside Date, or if we deliver a termination notice to the Escrow Agent indicating that we will not pursue the consummation of the Acquisition or have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest to, but not including, the date of redemption. See "—Risk Factors Relating to the Notes—In the event that the Acquisition is not consummated on or prior to the Outside Date or we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes." Furthermore, the parties to the Purchase Agreement could amend the Purchase Agreement without any consent of the holders of the notes offered hereby, and such amendments could materially change the terms of the Purchase Agreement or otherwise result in less favorable terms for us.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

        We expect to incur significant costs associated with the Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Acquisition will be composed of transaction costs related to the Acquisition, systems consolidation costs, and business integration related costs. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies' businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Completion of the Acquisition may trigger change in control or other provisions in certain agreements to which Felix is a party, which may have an adverse impact on the combined company's business and results of operations.

        The completion of the Acquisition may trigger change in control and other provisions in certain agreements to which Felix is a party. For those agreements for which we and Felix are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. The foregoing or similar developments may have an adverse impact on the combined company's business and results of operations.

Risk Factors Relating to the Company Following the Acquisition

The integration of Felix may not be as successful as anticipated, and we may not achieve the intended benefits or do so within the intended timeframe.

        The Acquisition involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Felix and the our ability to manage the combined company, may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on our financial condition, results of operations or cash flows. Potential difficulties that may be encountered in the integration process include, among other factors:

  •
  the inability to successfully integrate the businesses of Felix, operationally and culturally, in a manner that permits us to achieve the full revenue and cost savings anticipated from the Acquisition, which includes accurate assessment of new producing properties based upon several factors such as recoverable reserves, future natural gas and oil prices and their appropriate differentials, availability and cost of transportation of production to markets, availability and cost of drilling equipment and of skilled personnel, development and operating costs and potential environmental and other liabilities and regulatory, permitting and similar matters;

  •
  complexities associated with managing a larger, more complex, integrated business, including the potential diversion of the our management's attention;

  •
  not realizing anticipated operating synergies;

  •
  potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition;

  •
  difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

  •
  integrating relationships with customers, vendors and business partners;

  •
  performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by completing the Acquisition and integrating Felix's operations; and

  •
  the disruption of, or the loss of momentum in, each company's ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the Acquisition will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining Felix's and the Company's businesses, including operational and other synergies that we believe the combined company will achieve. The anticipated benefits and cost savings of the Acquisition may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that the Company does not currently foresee. Some of the assumptions that we have made, such as the achievement of operating synergies, may not be realized.

Our results may suffer if we do not effectively manage our expanded operations following the Acquisition.

        Following completion of the Acquisition, the size of our business will increase significantly beyond its current size. Our future success will depend, in part, on our ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Felix into our existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners. Failure to successfully manage the combined company may have an adverse effect on our financial condition, results of operations or cash flows.

Felix Parent will have significant influence over us after completion of the Acquisition.

        Upon completion of the Acquisition, Felix Parent will beneficially own approximately 27% of our common stock. As long as Felix Parent owns or controls a significant percentage of our outstanding voting power, it will have the ability to significantly influence corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Felix Parent's influence over the combined company management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the combined company, which could cause the market price of our common stock to decline or prevent stockholders from realizing a premium over the market price for our common stock.

        Pursuant to the Stockholders' Agreement to be entered into upon closing of the Acquisition, Felix Parent will have the right to nominate up to two directors to the combined company's board of directors. Felix Parent's right to designate directors to the combined company's board of directors is subject to their ownership percentage of the total outstanding shares of our common stock. If Felix Parent holds: (i) 20% or greater of the outstanding common stock, they will have the right to appoint two directors or (ii) greater than 10% but less than 20% of the outstanding common stock, they will have the right to appoint one director.

        Felix Parent's interests may not align with our interests or the interests of our other stockholders.

Following the completion of the Acquisition, we may incorporate Felix's hedging activities into its business, and we may be exposed to additional commodity price risks arising from such hedges.

        To mitigate its exposure to changes in commodity prices, Felix hedges oil, natural gas liquids and natural gas prices from time to time, primarily through the use of certain derivative commodity instruments. If we assume existing Felix hedges, we will bear the economic impact of all of Felix's current hedges following the completion of the Acquisition. Actual crude oil, natural gas and natural gas liquids prices may differ from the combined company's expectations and, as a result, such hedges could have a negative impact on our business.

The unaudited pro forma financial information included in this prospectus supplement may not be representative of our results as a combined company if the Acquisition is consummated, and accordingly, you have limited financial information on which to evaluate the financial performance of the combined company and your investment decision.

        We and Felix currently operate as separate companies. We have had no prior history as a combined entity and our operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial statement of earnings does not reflect future nonrecurring charges resulting from the Acquisition. The unaudited pro forma financial information does not reflect future events that may occur after the Acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Felix, and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in this prospectus supplement has been derived from our and Felix's historical consolidated financial statements and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. The assets and liabilities of us and Felix have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined organization's financial position and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Acquisition.

Risk Factors Relating to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

        As of September 30, 2019, on a pro forma as adjusted basis, after giving effect to the Acquisition, the Felix Disposition, this offering (including the application of proceeds therefrom) and borrowings under our Credit Facility to fund transaction costs related to this offering and the Acquisition, we would have had total indebtedness of $3,171 million (excluding $37 million of outstanding letters of credit issued under the Credit Facility) and an additional $1,421 million available for borrowing under our Credit Facility (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility). At the time of the Acquisition closing, the Company may elect to use cash on hand to fund the estimated $42 million in transaction costs of this offering and the Acquisition rather than borrowings under the Credit Facility to fund such costs.

        Our debt service obligations and restrictive covenants in our Credit Facility, the indenture governing our existing notes and the indenture governing the notes offered hereby could have important consequences to you. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes, which could in turn result in an event of default on the notes;

  •
  impair our ability to obtain additional financing, if necessary, for working capital, letters of credit or other forms of guarantees, capital expenditures, acquisitions or other purposes or make such financing unavailable on favorable terms;

  •
  require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, capital expenditures, future business opportunities and other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  reduce our ability to make acquisitions or expand our business;

  •
  limit our ability to borrow additional funds;

  •
  limit our ability to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions or other purposes;

  •
  increase our vulnerability to adverse economic and industry conditions, including increases in interest rates; and

  •
  place us at a competitive disadvantage compared to competitors who might have relatively less debt.

        Additionally, we may be able to incur substantial additional indebtedness in addition to the notes. Although our Credit Facility contains restrictions on the incurrence of additional indebtedness by our subsidiaries, such restrictions are subject to a number of qualifications and exceptions, and indebtedness incurred in compliance with such restrictions could be substantial. To the extent that new indebtedness is added to our current debt levels, the negative consequences listed above may be exacerbated and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

        We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. Further, substantially all of our cash flows are generated by the subsidiaries that are guarantors under our Credit Facility. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. In addition, our subsidiaries are not prohibited by the terms of their respective organizational documents or the notes from incurring indebtedness, and the agreements governing such indebtedness may contain restrictions on the ability of our subsidiaries to make distributions to us. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Moreover, if our subsidiaries were to incur significant amounts of indebtedness, such occurrence may inhibit their operating results, cash flow, and financial condition, and their ability to make distributions to us could suffer. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Our debt agreements impose restrictions on us that may limit our access to credit and adversely affect our ability to operate our business.

        Our Credit Facility contains various covenants that restrict or limit, among other things, our ability to grant liens, merge or sell substantially all of our assets, make investments, guarantees, loans or advances in non-subsidiaries, enter into certain hedging agreements, incur additional debt at subsidiaries and enter into certain affiliate transactions. In addition, our Credit Facility contains financial covenants, including an additional financial covenant if our credit ratings are below a specified level, and other limitations with which we will need to comply and which may limit our ability to borrow under the facility. Similarly, the indentures governing our existing notes and the notes offered hereby restrict our ability to grant liens to secure certain types of indebtedness and merge or sell substantially all of our assets. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our current assumptions about future economic conditions turn out to be incorrect or unexpected events occur, our ability to comply with these covenants may be significantly impaired.

        Our failure to comply with the covenants in our debt agreements could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under our Credit Facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. Certain payment defaults or an acceleration under one debt agreement could cause a cross-default or cross-acceleration of another debt agreement. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such debt agreements. The notes do not contain a cross-acceleration event of default. See "Description of Notes" and "Description of Debt Securities" in the accompanying base prospectus.

        Our ability to repay, extend or refinance our debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance our debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or obtain future credit on favorable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to liabilities and indebtedness of our subsidiaries.

        Pursuant to our $1.5 billion Credit Facility, we may incur secured indebtedness and grant security interests in our properties and assets in the future. As of September 30, 2019, on a pro forma basis, after giving effect to the Acquisition and this offering, (i) we would have had total indebtedness of $3,171 million, none of which was subordinated and $42 million of which was secured borrowings under our Credit Facility to fund transaction costs related to this offering and the Acquisition (excluding $37 million of outstanding letters of credit issued under the Credit Facility) and (ii) we would have $1,421 million available for additional borrowing under our Credit Facility (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility). At the time of the Acquisition closing, the Company may elect to use cash on hand to fund the estimated $42 million in borrowings related to the transaction costs of this offering and the Acquisition rather than such borrowings under the Credit Facility.

        Any holders of any secured indebtedness that we have or may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indentures governing our existing notes and the notes offered hereby place some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less than holders of secured indebtedness.

        In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indentures governing our existing notes or the notes offered hereby from incurring additional indebtedness. Our subsidiaries are operating entities with substantial liabilities arising in the ordinary course of business. In addition, certain of our subsidiaries are guarantors under our Credit Facility. Substantially all of our cash flows are generated by the subsidiaries that are guarantors under our Credit Facility. As a result, holders of the notes will be structurally subordinated to claims of third-party creditors, including holders of indebtedness and other liabilities, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

In the event that the Acquisition is not consummated on or prior to the Outside Date or we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.

        If the Acquisition is not consummated on or before the Outside Date, or if we deliver a termination notice to the Escrow Agent indicating that we will not pursue the consummation of the Acquisition or have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, to, but not including the date of redemption. See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption." We cannot assure you that we will have sufficient funds available to redeem the notes in full. In addition, even if we are able to redeem the notes pursuant to the mandatory redemption provision, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes.

        In addition, we will not be required to redeem the notes as long as the Acquisition closes prior to the Outside Date, even if between the closing of this offering and the closing of the Acquisition we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Purchase Agreement are amended, including in material respects.

We may be unable to fund the entire Special Mandatory Redemption Price relating to the notes in the event of a special mandatory redemption.

        The gross proceeds from this offering will be deposited into the escrow account. Until such time as it is released from escrow, the Escrow Property will be held in an account under the control of the Escrow Agent and will be invested by the Escrow Agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us. See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption." In the event of a special mandatory redemption, the Escrow Property will be released to the trustee and we will be required to provide to the trustee any additional amounts necessary to fund the redemption of the notes at the Special Mandatory

Redemption Price. We may not have sufficient funds in addition to the Escrow Property to pay the entire Special Mandatory Redemption Price, which would constitute an event of default under the indenture that will govern the notes and could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

If a bankruptcy or reorganization case is commenced, bankruptcy laws may prevent the release of the Escrow Property.

        If we commence a bankruptcy or reorganization case, or one is commenced against us, while amounts remain in the escrow account described under "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption," applicable bankruptcy laws may prevent the Escrow Agent from releasing the funds in the escrow account or applying those funds to effect a special mandatory redemption, as applicable, of the notes or otherwise applying those funds for the benefit of the holders of the notes. The court adjudicating that case might find that such escrow account is the property of the bankruptcy estate, with or without restrictions on the use of such funds by the bankruptcy estate. In addition, the notes will not be secured by any lien over the funds in the escrow account and therefore the holders of the notes will be unsecured creditors of the bankruptcy estate. As a result, holders of the notes may not be able to have the funds in the escrow account applied at the time or in the manner contemplated by the indenture governing the notes and could suffer a loss.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

        Upon a change of control of us and a downgrade of the rating of the notes (or if the notes have an investment grade rating at the time of the change of control, such notes are downgraded below an investment grade rating by Moody's Investors Service Inc. and Standard & Poor's Ratings Services), as a result of such change of control, we will be required to make an offer to each holder of notes to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Change of Control." If such events were to occur, we cannot assure you that we will have the financial resources to purchase your new notes, particularly if such events trigger a similar repurchase requirement for, or result in the acceleration of, other existing or future indebtedness. In addition, our ability to repurchase the notes may be limited by law and regulations or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

        The credit ratings assigned to the notes are not a recommendation to buy, sell or hold the notes and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally and the ratings on the notes. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading price for or liquidity of the notes, increase our corporate borrowing costs, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

        The indenture governing the notes, among other things, does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our results of operations or financial condition;

  •
  limit our ability to incur indebtedness that is equal in right of payment to the notes;

  •
  limit our subsidiaries' ability to incur indebtedness, which would rank senior to the notes;

  •
  restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

  •
  restrict our ability to repurchase or prepay our securities;

  •
  restrict our ability to enter into transactions with affiliates; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        In addition, the indenture governing the notes allows us to incur (a) an unlimited amount of debt to develop oil, gas, coal or other mineral or timber properties secured by liens on such properties and (b) an unlimited amount of debt to finance advance payments under any contract for oil, natural gas, hydrocarbon or other mineral exploration or development secured by liens on such contracts.

        As a result, you should consider the limited covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes.

There may not be a liquid market for the notes and, if a market does develop, it may not be maintained.

        The notes are a new issue of securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them.

The market price of the notes may be volatile.

        The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including but not limited to:

  •
  our financial performance;

  •
  the amount of indebtedness we and our subsidiaries have outstanding;

  •
  market interest rates;

  •
  the market for similar securities;

  •
  our credit ratings;

  •
  competition; and

  •
  general economic conditions.

        As a result of these factors, you may only be able to sell your notes at a price below what you believe to be appropriate, including a price below the price you paid for them.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $886 million. The gross proceeds from this offering will be deposited into the escrow account. Upon release from escrow if the Escrow Release Condition has been satisfied we intend to use the net proceeds of this offering to finance a portion of the cash consideration for the Acquisition, including repayment of any remaining amounts outstanding under the Felix Debt Facilities, and to pay related fees and expenses. If a Special Mandatory Redemption Event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price. See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to this offering (but not the application of the proceeds therefrom, including financing a portion of the cash consideration for the Acquisition), after deducting the underwriting discounts and commissions and estimated offering expenses; and

  •
  on a pro forma as adjusted basis to give effect to the Acquisition and this offering including the application of net proceeds therefrom.

        The completion of this offering is not conditioned upon the Acquisition. However, the gross proceeds from this offering will be deposited into an escrow account. If a Special Mandatory Redemption Event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price. See "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption."

        This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Information" and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended September 30, 2019 incorporated by reference herein.

	As of September 30, 2019
	Actual	As Adjusted for This Offering[1]	Pro Forma As Further Adjusted For The Acquisition
	(Unaudited) (In millions)
Cash and Cash Equivalents	$13	$913	$17
Debt:
Notes offered hereby	$—	$900	$900
6.000% notes due 2022	73	73	73
8.250% notes due 2023	406	406	406
5.250% notes due 2024	650	650	650
5.750% notes due 2026	500	500	500
5.250% notes due 2027	600	600	600
Credit Facility[2]	—	14	42

Total debt obligations	2,229	3,143	3,171
Total equity[3]	4,643	4,643	6,652	[4]

Total capitalization	6,872	7,786	9,823

1
As adjusted includes the net proceeds from this offering. The gross proceeds of this offering will be deposited into an escrow account upon the closing of this offering, and transaction costs related to this offering will be paid as set forth in footnote (2) below. See "Use of Proceeds."

2
Reflects borrowings under our $1.5 billion Credit Facility. As of September 30, 2019, we had $1,463 million available for borrowing under our Credit Facility, with $37 million in letters of credit issued under the Credit Facility. As of September 30, 2019, on a pro forma basis, after giving effect to the Acquisition and this offering we would have had $42 million of secured borrowings under our Credit Facility and we would have had

  $1,421 million available for additional borrowing under our Credit Facility (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility). The Company draws from the Credit Facility for general corporate purposes from time to time. The borrowings under the Credit Facility are to pay the transaction costs of this offering and the Acquisition. At the time of the Acquisition closing, the Company may elect to use cash on hand rather than such borrowings under the Credit Facility to fund such costs.

3
Does not reflect any decrease in total equity due to the repurchase of shares subsequent to September 30, 2019.

4
Reflects assumed issuance of 152,963,671 shares (less approximately 5 million shares for estimated closing adjustments as of September 30, 2019) of our common stock pursuant to the Purchase Agreement valued at $13.74 per share, the closing price of WPX stock on December 31, 2019. The actual number of shares of our common stock issued as consideration for the Acquisition may be adjusted pursuant to the terms of the Purchase Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. ("WPX") and Felix Energy Holdings II, LLC ("Felix"), and has been adjusted to reflect the following:

  •
  Proposed acquisition of Felix for consideration of approximately $2.5 billion (the "Unadjusted Purchase Price"), consisting of (i) an amount in cash equal to $900 million (the "Unadjusted Cash Purchase Price") and (ii) 152,963,671 unregistered shares of the Company's common stock (the "Unadjusted Equity Consideration") determined by dividing $1.6 billion by $10.46 (the volume weighted-average per share price of the Company's common stock on the New York Stock Exchange, as reported by Bloomberg, for the ten (10) consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent) (the "Acquisition"). The Unadjusted Purchase Price is subject to certain customary closing adjustments set forth in the Purchase Agreement. If certain closing adjustments are positive, then the Unadjusted Cash Purchase Price is adjusted and if certain closing adjustments are negative, the Unadjusted Equity Consideration is adjusted. The Unadjusted Equity Consideration is subject to certain holdbacks at Closing, including reduction by an amount of shares of the Company's common stock equal to the Escrowed Shares (as defined in the Purchase Agreement) and the Adjustment Holdback Amount (as defined in the Purchase Agreement) divided by $10.46, which will be held by an escrow agent in connection with the indemnification and adjustment obligations of the Seller under the Purchase Agreement.

    Felix Parent has a senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the "Felix Parent Notes Facility"), and Felix has a reserve-based revolving credit facility pursuant to that certain Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented and otherwise modified prior the date hereof, the "Felix Revolving Credit Facility" and together with the Felix Parent Notes Facility, the "Felix Debt Facilities"). The Felix Parent Notes Facility is secured by a lien on the equity of Felix and certain of Felix's assets. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Debt Facilities are to be repaid in order to cause the release of such liens and terminate the facilities. Any amounts outstanding under the Felix Debt Facilities that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. Furthermore, in connection with entering into the Purchase Agreement, Felix Parent received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts outstanding exceed the Unadjusted Cash Purchase Price subject to certain adjustments.

  •
  Adjustments to Felix's historical information to remove the effect of Felix's midstream and water assets and operations and reflect the intercompany activity with those operations previously eliminated. In connection with the Acquisition, Felix has represented to us that it will either (i) distribute these assets to Felix Parent, or (ii) dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the "Felix Dispositions."

  •
  Impact of proposed offering by WPX of $900 million aggregate principal amount of senior notes and, if necessary, borrowings under our revolving credit facility (collectively, the "Financing Transactions"), the proceeds of which will be used to the fund the Acquisition and related transaction costs. At the time of the Acquisition closing, the Company may elect to use cash on hand rather than borrowings under the Credit Facility to fund such costs.

        Certain of Felix's historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the Acquisition, the Felix Dispositions and the Financing Transactions as if they had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and 2018 and the year ended December 31, 2018 both give effect to the Acquisition, Felix Dispositions and Financing Transactions as if they had occurred on January 1, 2018.

        The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, Felix Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the Felix Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

        The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX's and Felix's consolidated financial statements and related notes. WPX financial statements and notes are included in WPX's Annual Report on Form 10-K for the year ended December 31, 2018 and WPX's Quarterly Report on Form 10-Q for the nine months ended September 30, 2019. Felix's consolidated financial statements and notes are included in our Current Report on Form 8-K filed with the SEC on January 7, 2020.

 WPX Energy, Inc.
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2019
(Unaudited)

	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Current assets:
Cash and cash equivalents	$13	$6	$(2)	$4	$(900)	(a)	$900	(f)	$17
							(42)	(h)
							42	(i)
Accounts receivable, net of allowance	553	75	(4)	71	—		—		624
Derivative assets	169	10	—	10	—		—		179
Inventories	46	3	(1)	2	—		—		48
Other	35	6	—	6	—		—		41

Total current assets	816	100	(7)	93	(900)		900		909
Investments	51	—	—	—	—		—		51
Properties and equipment (successful efforts method of accounting)	10,985	2,169	(210)	1,959	1,264	(a)	—		13,965
					(243)	(b)	—
Less—accumulated depreciation, depletion and amortization	(3,411)	(262)	19	(243)	243	(b)	—		(3,411)

Properties and equipment, net	7,574	1,907	(191)	1,716	1,264		—		10,554
Derivative assets	56	—	—	—	—		—		56
Other noncurrent assets	123	1	—	1	—		—		124

Total assets	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

Liabilities and Equity
Current liabilities:
Accounts payable	$686	$123	$(3)	$120	$—		$—		$806
Accrued and other current liabilities	209	20	—	20	—		—		229
Derivative liabilities	35	—	—	—	—		—		35

Total current liabilities	930	143	(3)	140	—		—		1,070
Deferred income taxes	307	—	—	—	—		(6)	(g)	301
Long-term debt	2,201	877	(93)	784	(784)	(c)	900	(e)	3,129
							(14)	(h)
							42	(i)
Derivative liabilities	7	—	—	—	—		—		7
Other noncurrent liabilities	532	5	(2)	3	—		—		535
Equity:
Stockholders' equity:
Preferred stock	—	—	—	—	—		—		—
Common stock	4	—	—	—	2	(d)	—		6
Additional paid-in-capital	7,698	—	—	—	2,029	(d)	—		9,727
Accumulated deficit	(3,059)	—	—	—	—		(22)	(g)	(3,081)
Member's equity	—	983	(100)	883	(883)	(e)	—		—

Total stockholders' equity	4,643	983	(100)	883	1,148		(22)		6,652

Total liabilities and equity	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

 WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Nine Months Ended September 30, 2019
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,499	$468	$(2)	$466	$—		$—		$1,965
Natural gas sales	57	6	—	6	—		—		63
Natural gas liquid sales	90	26	—	26	—		—		116

Total product revenues	1,646	500	(2)	498	—		—		2,144
Net gain (loss) on derivatives	46	6	—	6	—		—		52
Commodity management	155	—	—	—	—		—		155
Other	2	10	(10)	—	—		—		2

Total revenues	1,849	516	(12)	504	—		—		2,353
Costs and expenses:
Depreciation, depletion and amortization	681	134	(14)	120	51	(j)	—		852
Lease and facility operating	276	82	3	85	—		—		361
Gathering, processing and transportation	131	32	12	44	—		—		175
Taxes other than income	128	27	—	27	—		—		155
Exploration	70	9	—	9	—		—		79
General and administrative	146	15	(3)	12	—		—		158
Commodity management	126	—	—	—	—		—		126
Other—net	17	—	—	—	—		—		17

Total costs and expenses	1,575	299	(2)	297	51		—		1,923

Operating income (loss)	274	217	(10)	207	(51)		—		430
Interest expense	(119)	(24)	4	(20)	—		(33)	(m)	(152)
							20	(n)
Loss and extinguishment of debt	(47)	—	—	—	—		—		(47)
Gain on equity method investment transactions	373	—	—	—	—		—		373
Investment income and other	7	—	—	—	—		—		7

Income (loss) from continuing operations before income taxes	488	193	(6)	187	(51)		(13)		611
Provision (benefit) for income taxes	109	—	—	—	31	(l)	(3)	(o)	137

Income (loss) from continuing operations	379	193	(6)	187	(82)		(10)		474
Less: Dividends from preferred stock	—	—	—	—	—		—		—

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$379	$193	$(6)	$187	$(82)		$(10)		$474

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.90								$0.82
Weighted-average shares (millions)	421.4				153.0	(k)			574.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.89								$0.82
Weighted-average shares (millions)	$423.0				153.0	(k)			576.0

WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Nine Months Ended September 30, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,331	$222	$—	$222	$—		$—		$1,553
Natural gas sales	51	7	—	7	—		—		58
Natural gas liquid sales	99	18	—	18	—		—		117

Total product revenues	1,481	247	—	247	—		—		1,728
Net gain (loss) on derivatives	(362)	(13)	—	(13)	—		—		(375)
Commodity management	168	—	—	—	—		—		168
Other	1	7	(7)	—	—		—		1

Total revenues	1,288	241	(7)	234	—		—		1,522
Costs and expenses:
Depreciation, depletion and amortization	551	55	(3)	52	18	(j)	—		621
Lease and facility operating	182	36	2	38	—		—		220
Gathering, processing and transportation	64	15	1	16	—		—		80
Taxes other than income	116	13	—	13	—		—		129
Exploration	54	6	—	6	—		—		60
General and administrative	131	11	(1)	10	—		—		141
Commodity management	156	—	—	—	—		—		156
Other—net	5	(3)	—	(3)	—		—		2

Total costs and expenses	1,259	133	(1)	132	18		—		1,409

Operating income (loss)	29	108	(6)	102	(18)		—		113
Interest expense	(123)	(6)	1	(5)	—		(33)	(m)	(156)
							5	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(2)	—	—	—	—		—		(2)

Income (loss) from continuing operations before income taxes	(167)	102	(5)	97	(18)		(28)		(116)
Provision (benefit) for income taxes	(56)	—	—	—	18	(l)	(6)	(o)	(44)

Income (loss) from continuing operations	(111)	102	(5)	97	(36)		(22)		(72)
Less: Dividends from preferred stock	8	—	—	—	—		—		8

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$(119)	$102	$(5)	$97	$(36)		$(22)		$(80)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.14)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.14)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3

 WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Year Ended December 31, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,790	$316	$(1)	$315	$—		$—		$2,105
Natural gas sales	87	9	—	9	—		—		96
Natural gas liquid sales	148	27	—	27	—		—		175

Total product revenues	2,025	352	(1)	351	—		—		2,376
Net gain (loss) on derivatives	81	(2)	—	(2)	—		—		79
Commodity management	204	—	—	—	—		—		204
Other	—	10	(10)	—	—		—		—

Total revenues	2,310	360	(11)	349	—		—		2,659
Costs and expenses:
Depreciation, depletion and amortization	777	82	(4)	78	27	(j)	—		882
Lease and facility operating	272	50	1	51	—		—		323
Gathering, processing and transportation	107	21	4	25	—		—		132
Taxes other than income	157	19	—	19	—		—		176
Exploration	75	8	—	8	—		—		83
General and administrative	182	17	(2)	15	—		—		197
Commodity management	182	—	—	—	—		—		182
Other—net	4	(3)	—	(3)	—		—		1

Total costs and expenses	1,756	194	(1)	193	27		—		1,976

Operating income (loss)	554	166	(10)	156	(27)		—		683
Interest expense	(163)	(12)	3	(9)	—		(44)	(m)	(207)
							9	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(4)	—	—	—	—		—		(4)

Income (loss) from continuing operations before income taxes	316	154	(7)	147	(27)		(35)		401
Provision (benefit) for income taxes	74	—	—	—	28	(l)	(9)	(o)	93

Income (loss) from continuing operations	242	154	(7)	147	(55)		(26)		308
Less: Dividends from preferred stock	8	—	—	—	—		—		8

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$234	$154	$(7)	$147	$(55)		$(26)		$300

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.57								$0.54
Weighted-average shares (millions)	408.4				153.0	(k)			561.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.57								$0.53
Weighted-average shares (millions)	$411.7				153.0	(k)			564.7

WPX Energy, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

Felix Dispositions

        In connection with the Acquisition, Felix has represented to the Company that is will either (i) distribute its crude midstream business and water business to Felix Parent in connection with the Acquisition, or (ii) dispose of such assets in a third party sale. We refer to either the distribution or sale of such assets herein as the "Felix Dispositions." The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to a Felix Parent. In either case, WPX would acquire Felix exclusive of these assets, however, contracts utilizing the services of these businesses will remain in place.

Acquisition Adjustments

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition. For income tax purposes, the Acquisition will be treated as an asset purchase such that the tax bases in the assets and liabilities will generally reflect the allocated fair value at closing. Therefore, we do not anticipate a material difference in the initial financial and tax bases of the assets and liabilities and have not reflected any deferred income taxes related to the Acquisition.

        The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

  •
  changes in the estimated number of shares due to closing adjustments and the estimated fair value of the shares of WPX common stock to be transferred to Felix Parent, based on WPX's share price at the date of closing;

  •
  final working capital and other post-closing adjustments; and

  •
  changes in the estimated fair value of Felix's assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors.

        The preliminary consideration to be transferred and fair value of assets acquired and liabilities assumed are as follows:

Allocation	Preliminary Purchase Price
(Millions)
Consideration:
Cash	$900
Fair value of WPX common stock to be issued[1]	2,031

Total consideration	$2,931

Fair value of liabilities assumed:
Accounts payable	$120
Accrued liabilities	20
Asset retirement obligation	3

Total liabilities assumed as of September 30, 2019	$143

Fair value of assets acquired:
Cash and cash equivalents	4
Accounts receivable, net	71
Derivative assets, current	10
Inventories	2
Other current assets	6
Properties and equipment, net	2,980
Other noncurrent assets	1

Total assets acquired as of September 30, 2019	$3,074

1
Based on 153 million shares (less 5 million shares related to estimated closing adjustments as of September 30, 2019) of WPX common stock at $13.74 per share (the closing price of our common stock on the NYSE on December 31, 2019).

        Based on the closing stock price on December 31, 2019, the preliminary value of WPX's equity consideration to be transferred was approximately $2.0 billion. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX's common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX's common stock, as compared to December 31, 2019 closing price of $13.74, would increase or decrease the purchase price by approximately $203 million, assuming all other factors are held constant.

        The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of September 30, 2019 to reflect the acquisition adjustments related to the Acquisition:

  (a)
  The allocation of the estimated fair value of consideration transferred of $900 million of cash and $2.0 billion of common stock (based on the closing price of WPX's common stock as of December 31, 2019) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

  •
  $900 million in cash consideration related to the Acquisition. Any amounts used to pay off the outstanding Felix Debt Facilities are considered part of the cash consideration;

  •
  $1,264 million increase in Felix's book basis of property, plant and equipment to reflect them at fair value;

  (b)
  Reflects the elimination of Felix's historical accumulated depreciation, depletion and amortization ("DD&A") balances against gross properties and equipment.

  (c)
  Represents the portion of the cash consideration used for repayment of the $788 million outstanding under Felix's revolving credit facility as of September 30, 2019. The repayment of the Felix Parent Notes Facility is not reflected as an adjustment to the accompanying pro forma combined balance sheet because that debt is not represented on Felix's balance sheet.

  (d)
  Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to Felix Parent to effect the transaction.

  (e)
  Reflects the elimination of Felix's historical equity balances in accordance with the acquisition method of accounting.

Financing Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

  (f)
  Represents $900 million in cash anticipated to be received through $900 million of senior notes offered hereby. The anticipated cash to be received is before fees as described in (h) below and potential discounts. This offering is not conditioned on the consummation of the Acquisition.

  (g)
  Reflects the expense of approximately $28 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $6 million.

  (h)
  Reflects $42 million for the following estimated fees:

  •
  $14 million comprised of debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering; and

  •
  $28 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

  (i)
  Represents $42 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of September 30, 2019. Borrowings under our revolving credit facility will be decreased or increased if we have more or less cash and cash equivalents at the time of closing or if we receive more or less proceeds from the consummation of the proposed senior notes offerings.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

Felix Disposition

        The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of Felix's midstream business and water business from Felix's consolidated historical financial statements. Additionally, lease and facility operating expenses and gathering, processing and transportation expenses were adjusted to reflect intercompany contracts with the water and midstream businesses, respectively, that were previously eliminated.

Acquisition Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

          (j)    Reflects additional depreciation, depletion and amortization expense resulting from the increased basis of property, plant and equipment acquired.

          (k)   Reflects 153 million shares of WPX common stock, before closing adjustments, to be issued to Felix Parent as a portion of the consideration for the Acquisition.

          (l)    Represents an estimated tax impact of pretax pro forma adjustments and application of an estimated effective tax rate to Felix's pro forma income before taxes. Felix is treated as a partnership for income tax purposes. Accordingly, the income, deductions, expenses and credits of Felix are reported on the tax returns of Felix's members.

Financing Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

  (m)
  Reflects a weighted average interest rate of 4.522 percent in respect of an aggregate of $900 million of senior notes to be issued as part of the Financing Transactions and $42 million of borrowings on our revolving credit facility. Also included is estimated amortization of debt issuance costs related to the notes offering. Such costs are amortized over the term of the associated debt.

  (n)
  Reflects the elimination of Felix remaining interest expense assuming no outstanding debt for the reporting periods per the terms of the Purchase Agreement.

  (o)
  Represents an estimated tax impact of pretax pro forma adjustments.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Notes

        We currently have outstanding approximately $73 million aggregate principal amount of 6.00% Senior Notes due 2022 (the "2022 Notes"), $406 million aggregate principal amount of 8.25% Senior Notes due 2023 (the "2023 Notes"), $650 million aggregate principal amount of 5.250% Senior Notes due 2024 (the "2024 Notes"), $500 million aggregate principal amount of 5.750% Senior Notes due 2026 (the "2026 Notes,") and $600 million aggregate principal amount of 5.250% Senior Notes due 2027 (the "2027 Notes" and collectively, the "Existing Notes"). The Existing Notes were issued under indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

        The terms of the Existing Notes are substantially similar.

        Optional Redemption.    We have the option prior to October 15, 2021 for the 2022 Notes, June 1, 2023 for the 2023 Notes, June 15, 2024 for the 2024 Notes, June 1, 2021 for the 2026 Notes and October 15, 2022 for the 2027 Notes to redeem some or all of such notes at a specified "make whole" premium as described in the indenture governing the applicable series of Existing Notes to be redeemed. We also have the option at any time or from time to time on or after October 15, 2021 to redeem the 2022 Notes, on or after June 1, 2023 to redeem the 2023 Notes, on or after June 15, 2024 to redeem the 2024 Notes, on or after June 1, 2021 to redeem the 2026 Notes or on or after October 15, 2022 to redeem the 2027 Notes in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

        Change of Control.    If we experience a change of control (as defined in the indentures governing the notes) accompanied by a specified rating decline, we must offer to repurchase the Existing Notes of such series at 101% of their principal amount, plus accrued and unpaid interest, if any.

        Covenants.    The terms of the indentures governing our Existing Notes restrict our ability and the ability of our subsidiaries to incur additional indebtedness secured by liens and our ability to effect a consolidation, merger or sale of substantially all our assets and the assets of our subsidiaries. The indentures also require us to file with the trustee and the SEC certain documents and reports within certain time limits set forth in the indentures. However, these limitations and requirements are subject to a number of important qualifications and exceptions. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

        Events of Default.    Each of the following is an "Event of Default" under the indentures with respect to the Existing Notes of any series:

          (1)   a default in the payment of interest on the Existing Notes when due that continues for 30 days;

          (2)   a default in the payment of the principal of or any premium, if any, on the Existing Notes when due at their stated maturity, upon redemption, or otherwise;

          (3)   failure by us to duly observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the reporting covenant under the indenture, which failure continues for a period of 90 days, after the date on which written notice of such failure has been given to us by the trustee; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, will be automatically extended by an additional 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and

          (4)   certain events of bankruptcy, insolvency or reorganization described in the indentures.

Credit Facility

        We have a senior secured revolving credit facility agreement with Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender and the other lenders party thereto providing for up to $1.5 billion of revolving loans. The Credit Facility has a maturity date of April 17, 2023, subject to a springing maturity on October 15, 2021 if the difference on such date between (a) the amount of aggregate commitments available to the Company under the Credit Facility plus unrestricted cash and cash equivalents of the Company and (b) the outstanding principal amounts owing under the 2022 Notes is less than $500 million. Based on our current credit ratings, a "Collateral Trigger Period" is currently in effect, making the Credit Facility subject to certain financial covenants and a Borrowing Base as described below. The Credit Facility may be used for working capital, acquisitions, capital expenditures and other general corporate purposes. The financial covenants in the Credit Facility may limit our ability to borrow money, depending on the applicable financial metrics at any given time. As of September 30, 2019, we had no outstanding borrowings and there were $37 million of letters of credit issued under the Credit Facility, and we were in compliance with our financial covenants under the credit agreement. Unused borrowing availability of up to $1,463 million was available as of September 30, 2019 (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility).

        Borrowing Base.    During a Collateral Trigger Period, loans under the Credit Facility are subject to a borrowing base as calculated in accordance with the provisions of the Credit Facility. As of March 18, 2016, the borrowing base was set at $1.025 billion. It was reaffirmed at $1.025 billion in October 2016, was increased to $1.2 billion in April 2017, was increased further to $1.5 billion in October 2017. On April 17, 2018, the Borrowing Base was increased to $1.8 billion, which was in excess of commitments, which were also increased to $1.5 billion. On April 22, 2019, the Borrowing Base was increased to $2.1 billion. At this time, the Credit Facility Agreement is limited by the total commitments, which remain at $1.5 billion. The Borrowing Base will remain in effect until the next redetermination date as set forth in the Credit Facility. The borrowing base is recalculated at least every six months per the terms of the Credit Facility provided, however, that the Company may, if certain conditions are met, elect during any Collateral Trigger Period that scheduled redeterminations of the Borrowing Base be made annually on April 1 instead of semi-annually. The Company has entered into a consent letter agreement with the Administrative Agent and certain Lenders party to the Credit Facility effective as of January 7, 2020 (the "Consent Letter"). The Consent Letter waives the automatic borrowing base reduction which would otherwise occur under the Credit Facility at the time of the issuance of the Notes.

        Terms and Conditions.    The Credit Facility is currently guaranteed by certain subsidiaries of the Company (excluding subsidiaries holding midstream assets and subsidiaries meeting other exclusionary criteria), as Guarantors, and secured by substantially all of the Company's and the Guarantors' assets (including oil and gas properties), subject to customary exceptions and carve outs (which includes the exclusion of, among other things, midstream assets and the equity interests of subsidiaries holding midstream assets). The obligation to secure and/or guaranty the obligations terminates on the earlier of any applicable Collateral Trigger Termination Date (as described below) or the date on which all liens held by the Administrative Agent for the benefit of the secured parties are released pursuant to the terms of the Credit Facility.

        The Collateral Trigger Termination Date is the first date on which (i) the Company's Corporate Rating is BBB– or better by S&P (without negative outlook or negative watch) or (ii) Baa3 or better by Moody's (without negative outlook or negative watch), provided that the other of the two Corporate Ratings is at least BB+ by S&P or Ba1 by Moody's.

        Following the Collateral Trigger Termination Date, a Collateral Trigger Period may again occur if the Company's Corporate Rating is BB– or lower (or unrated) by S&P or Ba3 or lower (or unrated) by Moody's or upon the Company's election to voluntarily enter into a Collateral Trigger Period.

        Interest and Commitment Fees.    Interest on borrowings under the Credit Facility is payable at rates per annum equal to, at the Company's option: (1) a fluctuating base rate equal to the alternate base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The alternate base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) the Prime Rate, and (iii) one-month LIBOR plus 1.0 percent. The Company is required to pay a commitment fee based on the unused portion of the commitments under the Credit Facility. During a Collateral Trigger Period, the applicable margin ranges from 1.25% to 2.25% per annum and the commitment fee ranges from 0.375% to 0.500% per annum. The applicable margin and the commitment fees during a Collateral Trigger Period are determined by reference to a utilization percentage as set forth in the Credit Facility. The applicable margin and the commitment fee other than during a Collateral Trigger Period are determined by reference to a pricing schedule based on the Company's senior unsecured non-credit enhanced debt ratings.

  Significant Financial Covenants.

        Currently, while a Collateral Trigger Period Exists, the Company is required to maintain:

  •
  a ratio of Consolidated Net Indebtedness to Consolidated EBITDAX for the most recently ended period of four consecutive fiscal quarters ending on the last day of such applicable fiscal quarter (the "Rolling Period") of not greater than 4.25 to 1.00 as of the last day for the most recently ended Rolling Period; and

  •
  a ratio of consolidated current assets (including the unused amount of aggregate commitments) of the Company and its consolidated subsidiaries to the consolidated current liabilities of the Company and its consolidated subsidiaries as of the last day of any fiscal quarter of at least 1.0 to 1.0. Following consummation of this issuance of notes and the completion of the Acquisition, the Company will remain in compliance with the Consolidated Net Indebtedness to Consolidated EBITDAX ratio requirement.

        If a Collateral Trigger Termination Date occurs, other financial covenants would apply.

        Covenants.    The Credit Facility contains customary representations and warranties and affirmative, negative and financial covenants (as described above) which were made only for the purposes of the Credit Facility and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants limit, among other things, our ability and the ability of our subsidiaries to incur indebtedness; our ability and the ability of our subsidiaries to grant certain liens, make restricted payments, materially change the nature of our or their business, make investments, guarantees, loans or advances in non-subsidiaries or enter into certain hedging agreements; the ability of our material subsidiaries to enter into certain restrictive agreements; our ability and the ability of our material subsidiaries to enter into certain affiliate transactions; our the ability and the ability of our subsidiaries to redeem any senior notes; and our ability to merge or consolidate with any person or sell all or substantially all of our assets to any person. We and our subsidiaries are also prohibited from using the proceeds under the Credit Facility in violation of Sanctions (as defined in the Credit Facility). In addition, the representations, warranties and covenants contained in the Credit Facility are subject to certain exceptions and/or standards of materiality applicable to the contracting parties.

        Events of Default.    The Credit Facility includes customary events of default, including events of default relating to:

  •
  non-payment of principal, interest or fees;

  •
  inaccuracy of representations and warranties in any material respect when made or when deemed made;

  •
  violation of covenants;

  •
  cross payment-defaults to material indebtedness;

  •
  cross acceleration to material indebtedness; provided that if a Collateral Trigger Period exists then the event of default is triggered off a cross default to material indebtedness;

  •
  bankruptcy and insolvency events;

  •
  certain unsatisfied judgments;

  •
  a change of control; and

  •
  during any secured period, the failure of the collateral documents to be in effect or a lien under such collateral documents to be valid and perfected.

        If an event of default occurs under the Credit Facility, the lenders will be able to terminate the commitments and accelerate the maturity of the loans under the Credit Facility and exercise other rights and remedies.

Felix Indebtedness

Felix Parent Notes Facility

        As of September 30, 2019, Felix Parent had $300.0 million aggregate principal amount of notes outstanding under the Felix Parent Notes Facility. The Felix Parent Notes Facility is secured by a lien on the equity of Felix and certain of Felix's assets. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Parent Notes Facility are to be repaid in order to cause the release of such liens and terminate the facility. Any amounts outstanding under the Felix Parent Notes Facility that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. Furthermore, in connection with entering into the Purchase Agreement, Felix Parent received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts outstanding exceed the Unadjusted Cash Purchase Price subject to certain adjustments. We also expect Felix Parent to apply the proceeds from the Felix Dispositions to pay down indebtedness under the Felix Debt Facilities.

Felix Revolving Credit Facility

        Felix has a $1.125 billion secured revolving reserve-based credit facility with JPMorgan Chase Bank, N.A., as administrative agent and other lenders party thereto. The Felix Revolving Credit Facility provides for borrowings and letters of credit on a revolving basis. As of September 30, 2019, the borrowing base was $1,125 million and is determined based on a periodic valuation of Felix's oil and natural gas reserves, subject to certain adjustments. The redetermination dates are set on or about each May 1 and November 1. No principal payments, other than in the event current loans and letters of credit outstanding under the Felix Revolving Credit Facility exceed amounts available thereunder, are required under the Felix Revolving Credit Facility until the maturity of the Felix Revolving Credit Facility to occur on July 1, 2021.

        As of September 30, 2019, Felix had $788 million outstanding under the Felix Revolving Credit Facility and an applicable interest rate of 4.5%. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Revolving Credit Facility are to be repaid in order to cause the release of liens on certain of Felix's assets and terminate the facility. Any outstanding amounts under the Felix Revolving Credit Facility that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. As described above, we expect Felix Parent to apply the proceeds from the Felix Dispositions to pay down indebtedness under the Felix Debt Facilities and Felix Parent has received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts exceed the Unadjusted Cash Purchase Price subject to certain adjustments.

 DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the terms "WPX," "we," "us," and "our" refer only to WPX Energy, Inc. and not to any of its Subsidiaries. You should read the following information in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus. This "Description of Notes" replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus to the extent the terms of the notes described below are inconsistent with the provisions of the debt securities set forth in the accompanying prospectus.

        We will issue $900,000,000 in aggregate principal amount of 4.500% senior notes due 2030 (the "notes") under an indenture dated as of September 8, 2014 (the "base indenture"), as supplemented by a supplemental indenture (the "supplemental indenture") between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the "trustee"). The term "indenture" refers to the base indenture as supplemented by the supplemental indenture.

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following description is a summary of the material provisions of the indenture and the notes. It does not restate those agreements in their entirety. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

        The notes:

  •
  are our general unsecured obligations;

  •
  are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

  •
  are effectively subordinated to any of our senior secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables.

        As of September 30, 2019, on a pro forma as adjusted basis, after giving effect to the Acquisition and this offering (including the application of proceeds therefrom):

  •
  we would have had total indebtedness of approximately $3,171 million (including $900.0 million in aggregate principal amount of the notes offered hereby but excluding $37 million of outstanding letters of credit issued under the Credit Facility), none of which was subordinated and $42 million of which was secured borrowings under our $1.5 billion Credit Facility to fund transaction costs related to this offering and the Acquisition. At the time of the Acquisition closing, the Company may elect to use cash on hand rather than such borrowings under the Credit Facility to fund such costs;

  •
  we would have had $1,421 million available for additional borrowing under our Credit Facility (after giving effect to $37 million of outstanding letters of credit issued under the Credit Facility); and

  •
  our Subsidiaries would have had no outstanding indebtedness (excluding any guarantee by such Subsidiaries under the Credit Facility).

        Substantially all of our cash flows are generated by the subsidiaries that are guarantors under our Credit Facility.

        The indenture permits us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also does not restrict the ability of our Subsidiaries to incur additional indebtedness. See "Risk Factors—Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes" and "Risk Factors—The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to liabilities and indebtedness of our subsidiaries."

Principal, Maturity and Interest

        We will issue the notes with an initial maximum aggregate principal amount of $900,000,000. The notes will mature on January 15, 2030. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Interest on the notes will accrue from January 10, 2020 at a rate per annum of 4.500%, and will be payable semi-annually in arrears on January 15 and July 15, beginning on July 15, 2020. We will make each interest payment on the notes to the holders of record at the close of business on the immediately preceding January 1 or July 1 (whether or not a Business Day). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes under the indenture; provided that if such additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, such additional notes shall be issued under a separate CUSIP number.

Methods of Receiving Payments on the Notes

        We will pay all principal, interest and premium, if any, on the notes in the manner described under "—Same Day Settlement and Payment" below.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Escrow of Proceeds; Special Mandatory Redemption

        Concurrently with the issuance of the notes, we will enter into an escrow agreement with Scotiabank & Trust (Cayman) Ltd., which will act as escrow agent (the "Escrow Agent"), pursuant to which we will deposit, or cause to be deposited, into an account under the control of the escrow agent (the "Escrow Account") the gross proceeds from the issuance of the notes (together with any other property from time to time held in the escrow account, the "Escrow Property"). As long as the Escrow Property is deposited with the Escrow Agent, it will be invested by the escrow agent at our instruction in U.S. Treasury securities and certain other permitted investments as directed by us. The notes will not be secured by any lien over the Escrow Property.

        In order to cause the Escrow Agent to release the Escrow Property to us, on or prior to July 15, 2020 (the "Outside Date"), we must deliver an officer's certificate to the Escrow Agent certifying that the Acquisition will be consummated simultaneously or substantially concurrently with the release of funds from the escrow account (the "Escrow Release Condition").

        If the Escrow Release Condition is satisfied prior to 11:59 p.m. (New York City time) on the Outside Date, the Escrow Agent will release the Escrow Property (including investment earnings) to or at the instruction of WPX.

        If (i) the Escrow Release Condition has not been satisfied prior to 11:59 p.m. (New York City time) on the Outside Date or (ii) we deliver a termination notice to the Escrow Agent prior to 11:59 p.m. (New York City time) on the Outside Date indicating that (a) we will not pursue the consummation of the Acquisition or (b) we have determined in our sole discretion that the Escrow Release Condition cannot or is not reasonably likely to be satisfied by 11:59 p.m. (New York City time) on the Outside Date (any event described in clauses (i) or (ii) of this sentence, a "Special Mandatory Redemption Event"), the notes will be subject to a special mandatory redemption, at a price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes to, but not including, the Special Mandatory Redemption Date (the "Special Mandatory Redemption Price").

        Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than three Business Days following such Special Mandatory Redemption Event) notify the holders of such event (with a copy of the notice to be simultaneously delivered to the trustee) (such date of notification to the holders, the "Special Mandatory Redemption Notice Date"), that the notes will be redeemed no later than five Business Days (and no sooner than two Business Days) after the date of the Special Mandatory Redemption Notice Date (such date, the "Special Mandatory Redemption Date"), in each case in accordance with the applicable provisions of the indenture. The notice provided on the Special Mandatory Redemption Notice Date shall notify each holder in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the notes.

        On or before the Business Day immediately prior to the Special Mandatory Redemption Date, the Escrow Agent shall release the Escrow Property (including investment earnings) to the trustee, without the requirement of notice to or action by us, the trustee or any other person, and, on or prior to the Special Mandatory Redemption Date, we will provide to the trustee any additional amounts necessary to fund the redemption of the notes at the Special Mandatory Redemption Price. On the Special Mandatory Redemption Date, the trustee shall cause the redemption of the notes and the payment to the holders of the Special Mandatory Redemption Price.

Optional Redemption

        At any time prior to January 15, 2023, we may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture, upon notice as provided in the indenture, at a redemption price equal to 104.500% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an aggregate amount of cash not greater than the net cash proceeds of one or more Equity Offerings, provided that:

          (1)   at least 65% of the aggregate principal amount of notes originally issued under the indenture on the date of the indenture (including any additional notes but excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 180 days of the date of the closing of such Equity Offering.

        At any time prior to January 15, 2025 we may, on any one or more occasions, redeem the notes, in whole or in part, upon notice as provided in the indenture, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

        On or after January 15, 2025 we may, on any one or more occasions, redeem the notes, in whole or in part, upon notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date:

Year	Percentage
2025	102.250%
2026	101.500%
2027	100.750%
2028 and thereafter	100.000%

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the notes shall be selected for redemption in accordance with standard procedures of DTC.

        No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be sent at least 15 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. Notices of redemption may be conditioned on one or more conditions precedent specified in the notice.

        If the notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the notes that are to be redeemed. New notes in principal amount equal to the unredeemed portion of the original notes will be issued in the name of the holders of the notes upon cancellation of the original notes. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to the redemption. On and after the redemption date, interest will cease to accrue on the notes or portions of them called for redemption.

Change of Control

        If a Change of Control occurs and is accompanied by a Rating Decline with respect to the notes (together, a "Change of Control Triggering Event"), each registered holder of notes will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) of such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

        Within 30 days following any Change of Control Triggering Event, we will send a notice (the "Change of Control Offer") to each registered holder of the notes with a copy to the trustee stating:

  (1)
  that a Change of Control Triggering Event has occurred with respect to the notes and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent and which may be up to five days after the expiration of the Change of Control Offer) (the "Change of Control Payment Date"); and

  (3)
  the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

        On the Change of Control Payment Date we will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof (in integral multiples of $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) properly tendered and not withdrawn under the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

        The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date of notes, accrued and unpaid interest, if any, will be paid to the person in whose name such note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        Our and our subsidiaries' current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments.

        Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of notes before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

        If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer as described above, purchase all of the notes validly tendered and not withdrawn by such Holders, we or such third party will have the right, upon not less than 15 nor more than 60 days' prior notice to holders, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

        The definition of "Change of Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our Subsidiaries taken as a whole.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Mandatory Redemption

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes other than as set forth above under "—Escrow of Proceeds—Special Mandatory Redemption."

Certain Covenants

        Except as set forth in this "Description of Notes," neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries' equity interests or from purchasing our or our Subsidiaries' equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

        We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries' property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

        Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets

        The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

          (1)   either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

          (3)   we or the Person formed by or surviving any such merger will deliver to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

          (4)   immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

        Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

        An assumption of our obligations on the notes and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Reports

        We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee's receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture with respect to the notes:

          (1)   a default in the payment of interest on the notes when due that continues for 30 days;

          (2)   a default in the payment of the principal of or any premium, if any, on the notes when due at their stated maturity, upon redemption, or otherwise;

          (3)   failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the notes a default in whose observance or performance is elsewhere in this "—Events of Default" specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a "Notice of Default" has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

          (4)   certain events of bankruptcy, insolvency or reorganization affecting us; and

          (5)   the failure to consummate the Special Mandatory Redemption, to the extent required, as described under "—Escrow of Proceeds—Special Mandatory Redemption."

        In case an event of default specified in clause (1) or (2) above shall occur and be continuing, holders of at least 25%, and in case an event of default specified in clause (3) above shall occur and be continuing, holders of at least a majority, in aggregate principal amount of the notes then outstanding may declare the principal amount of all the notes then outstanding under the indenture to be due and payable immediately. If an event of default described in clause (4) above shall occur and be continuing then the principal amount of all the notes then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The indenture provides that the trustee may withhold notice to the holders of the notes of any default (except in payment of principal of or interest or premium on the notes) if the trustee considers it in the interest of holders of the notes to do so.

        Holders of not less than a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the notes or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Same Day Settlement and Payment

        WPX will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. WPX will make all payments of principal, premium, if any, and interest with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder's registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder's registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder's account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. WPX expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised WPX that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any note at any redemption date, the greater of: (i) 1.0% of the principal amount of the note; or (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of the note at January 15, 2025, (such redemption price being set forth in the applicable table appearing above under the caption "—Optional Redemption") plus (2) all required interest payments due on the note through January 15, 2025, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over (B) the principal amount of the note.

        "Board of Directors" means:

  (1)
  with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

  (2)
  with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

  (3)
  with respect to any partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, with respect to borrowings under the Credit Agreement and any amendment to and/or modification or replacement of the foregoing in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other Indebtedness to the credit parties, using customary practices and standards for determining reserve-based borrowing base loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for therein.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Change of Control" means:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Subsidiaries of WPX) of WPX and its Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than WPX or its Subsidiaries);

  (2)
  the adoption of a plan relating or the liquidation or dissolution of WPX; or

  (3)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of WPX entitled to vote for members of the Board of Directors or equivalent governing body of WPX on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

        "Commission" means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

        "Consolidated Net Tangible Assets" means at any date of determination, the total amount of assets of us and our Subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated persons) after deducting therefrom:

  (1)
  all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

  (2)
  the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

        "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of March 18, 2016, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

        "Credit Facilities" means one or more debt facilities (including the Credit Agreement), commercial paper facilities, loan agreements, indentures or other financing agreements in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable for any consideration (other than Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration (other than Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock.

        "Domestic Subsidiary" means any Subsidiary of WPX that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company, or other cash equity contribution to the Company, in each case after the date of the supplemental indenture.

        "GAAP" means generally accepted accounting principles in the United States, as such are in effect on the date of the indenture.

        "holder" means a Person in whose name a note is registered.

        "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

        "International Subsidiary" means each Subsidiary of WPX other than a Domestic Subsidiary.

        "Investment Grade Rating" means a rating equal to or higher than: (i) Baa3 (or the equivalent) by Moody's; or (ii) BBB– (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of WPX's control, the equivalent investment grade credit rating from any other Rating Agency.

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

        "Lien" means any mortgage, pledge, lien, security interest or other similar encumbrance.

        "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other nationally recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

        "Non-Recourse Indebtedness" means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

        "Non-Recourse Subsidiary" means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a "Business Entity"), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

        "Oil and Gas Business" means (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, refining (but not crude oil refining), storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing, refining (but not crude oil refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

        "Oil and Gas Properties" means all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain Proved Reserves.

        "Permitted International Debt" means Indebtedness of any International Subsidiary for which neither WPX nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the issue date, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from WPX, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of WPX's Board of Directors, are no less favorable to WPX or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by WPX or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of WPX's Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to WPX or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

        "Permitted Liens" means:

  (1)
  any Lien securing any Indebtedness under any of the Credit Facilities; provided that, the aggregate principal amount of all Indebtedness incurred thereunder (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.5 billion, (b) the sum of $750 million and 10.0% of Consolidated Net Tangible Assets, and (c) the Borrowing Base.

  (2)
  any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

  (3)
  any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

  (4)
  purchase money and analogous Liens incurred in connection with the acquisition (including through merger, consolidation or other reorganization), development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

  (5)
  Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

  (6)
  leases constituting Liens existing on the issue date or thereafter existing and any renewals or extensions thereof;

  (7)
  any Lien securing industrial development, pollution control or similar revenue bonds;

  (8)
  Liens existing on the issue date;

  (9)
  Liens in favor of us or any Subsidiary of ours;

  (10)
  Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness ("Refinanced Indebtedness") secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

  (11)
  Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

  (12)
  Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

  (13)
  any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

  (14)
  any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

  (15)
  undetermined Liens and charges incidental to construction or maintenance;

  (16)
  any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned or leased by us or any Subsidiary of ours to secure loans to us or our Subsidiary, for the purpose of developing such properties;

  (17)
  any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance oil, natural gas, hydrocarbon or other mineral exploration or development, which Lien is created to secure Indebtedness incurred to finance such advances;

  (18)
  any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

  (19)
  Liens on cash deposits in the nature of a right of setoff, banker's lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

  (20)
  Liens arising under or from farm-out or farm-in agreements, carried working interest arrangements or agreements, joint operating agreements, unitization and pooling arrangements and agreements, royalties, overriding royalties, contracts for sales of oil, gas or other mineral interests, area of mutual interest agreements, division orders, joint ventures, partnerships and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business;

  (21)
  Liens occurring in, arising from, or associated with Specified Escrow Arrangements;

  (22)
  Liens securing Permitted International Debt;

  (23)
  Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

  (24)
  Liens in respect of production payments, forward sales and similar arrangements arising in connection with Indebtedness that is payable solely out of the proceeds of the sale of oil, natural gas, hydrocarbon or other minerals produced from the properties to which such Lien attaches.

        Each of the foregoing paragraphs (1) through (24) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

        "Proved Reserves" means crude oil and natural gas reserves constituting "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act. For the avoidance of doubt, "proved oil and gas reserves" shall include any reserves attributable to natural gas liquids.

        "Rating Agencies" means Moody's and S&P, or if S&P or Moody's or both shall not make a rating on the notes publicly available (other than as a result of voluntary action, or inaction, on the part of WPX), a nationally recognized statistical rating agency or agencies, as the case may be, selected by WPX (as certified by a resolution of WPX's Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Rating Decline" means a decrease in the ratings of the notes by one or more gradations (including gradations within categories as well as between rating categories) as a result of a Change of Control by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes). Notwithstanding the foregoing, if the notes have an Investment Grade Rating by each of the Rating Agencies, then "Ratings Decline" means a decrease in the ratings of the notes by one or more gradations (including gradations within categories as well as between rating categories) as a result of a Change of Control by each of the Rating Agencies such that the rating of the notes by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes).

        "Specified Escrow Arrangements" means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of WPX or any of its Subsidiaries.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

        "S&P" means S&P Global Ratings, a division of S&P Global, Inc., or, if S&P Global Ratings shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by WPX.

        "Treasury Rate" means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2025, provided, however, that if the period from the redemption date to January 15, 2025, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date and (b) prior to such redemption date, file with the trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

 BOOK-ENTRY, DELIVERY AND FORM

        The notes offered hereby will initially be issued in registered, global form without interest coupons (the "Global Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form ("Certificated Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "—Exchange of Global Notes for Certificated Notes." Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear'") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depositary Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. WPX takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised WPX that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised WPX that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        DTC has advised WPX that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or WPX. Neither WPX nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and WPX and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised WPX that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of WPX, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Note if:

  (1)
  DTC (a) notifies WPX that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, WPX fail to appoint a successor depositary within 90 days;

  (2)
  WPX, at its option but subject to DTC's requirements, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing an Event of Default, and DTC notifies the Trustee of its decision to exchange such Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the "Code"), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the notes could differ from those described below. This summary deals only with beneficial owners who purchase (or are deemed to purchase) the notes for cash on original issuance at the first price at which a substantial portion of the notes is sold for money pursuant to this offering (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who hold the notes as "capital assets" within the meaning of Section 1221 of the Code. This summary does not address all U.S. federal income tax considerations that may be relevant to persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, real estate investment trusts, tax-exempt investors, dealers in securities and currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates, persons holding notes as a position in a "straddle," "hedge," "conversion transaction," or other integrated transaction for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, investors in pass-through entities, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

        As used herein, the term "U.S. Person" means:

  •
  an individual that is a citizen or resident of the United States, for U.S. federal income tax purposes;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        As used herein, a "U.S. holder" is a beneficial owner of notes that is, for U.S. federal income tax purposes, a U.S. Person. As used herein, the term "non-U.S. holder" means a beneficial owner, other than a partnership (or entity treated as a partnership for U.S. federal income tax purposes), of notes that is not a U.S. holder.

        If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

        Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

Certain Additional Payments

        We will be required to make payments on a note that would change the timing and amount of payments on the note in the circumstances described under "Description of Notes—Escrow of Proceeds; Special Mandatory Redemption" and "Description of Notes—Change of Control." We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the IRS. If the IRS successfully asserts a contrary position, a U.S. holder may be required to accrue interest income based upon a "comparable yield" (as defined in the Treasury regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals if and when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, redemption, retirement or other taxable disposition of the notes would be treated as ordinary interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. holders

Interest

        It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, interest on a note will be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes and will be ordinary income.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

        Upon a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as interest income as discussed above to the extent not previously included in income) and (ii) the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note generally will equal the cost of the note. A U.S. holder's gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year. The deductibility of capital losses is subject to certain limitations. Net long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.

Medicare Tax

        U.S. holders who are individuals, estates or certain trusts are required to pay an additional 3.8% Medicare tax on the lesser of (1) the U.S. holder's "net investment income" (or undistributed "net investment income" in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder's modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

        In general, a U.S. holder will be subject to backup withholding on payments with respect to the notes, unless the U.S. holder (i) is an entity that is exempt from backup withholding (generally including tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) provides the applicable withholding agent with the U.S. holder's social security number or other taxpayer identification number ("TIN"), certifies that the TIN provided is correct and that the U.S. holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders

Interest

        Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act ("FATCA") below, interest income of a non-U.S. holder will qualify for the "portfolio interest exemption" and therefore not be subject to U.S. federal income tax or withholding, provided that:

  •
  the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder ("ECI");

  •
  the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

  •
  the non-U.S. holder is not a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

  •
  the non-U.S. holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business; and

  •
  the non-U.S. holder satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving the applicable withholding agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a non-U.S. person or by other means prescribed by the Secretary of the Treasury (or the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations).

        If any of these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed, or (b) the interest is ECI and the non-U.S. holder complies with applicable certification requirements by providing an IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

        If the interest on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to the applicable withholding agent). If, however, a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty and will generally be subject to U.S. federal income tax only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by providing an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

        Subject to the discussions of backup withholding and FATCA below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes unless:

  •
  the gain is ECI (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), or

  •
  in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

        If a non-U.S. holder falls under the first of these exceptions, the holder will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. Persons and, if the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above.

        If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by capital losses allocable to sources within the United States for the taxable year of the disposition.

Backup Withholding and Information Reporting

        Generally, the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holder. Copies of the information returns reporting such interest, and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes to a non-U.S. holder if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. Person or that the conditions of any other exemptions are not in fact satisfied).

        The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and, depending on the circumstances, backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. Person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of a disposition effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder's status as a non-U.S. holder and has no actual knowledge or reason to know to the contrary or unless such holder otherwise establishes an exemption.

        Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

FATCA

        Pursuant to legislation commonly referred to as "FATCA" and regulations promulgated thereunder, payments to foreign entities of interest on debt obligations of a U.S. issuer will be subject to a withholding tax at a rate of 30%, unless (1) a foreign financial institution that is a payee undertakes certain diligence and reporting obligations, (2) a non-financial foreign entity that is a payee either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) a foreign financial institution or non-financial foreign entity that is a payee otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of notes on or after January 1, 2019, proposed U.S. Treasury regulations published on December 18, 2018 eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

        Investors should consult their tax advisors regarding the possible effect of FATCA and the regulations thereunder with respect to their investment in the notes.

        The U.S. federal tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

        Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom Barclays Capital Inc. and Citigroup Global Markets are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amounts of the notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$270,000,000
Citigroup Global Markets Inc.	$135,000,000
BofA Securities, Inc.	$45,000,000
J.P. Morgan Securities LLC	$45,000,000
MUFG Securities Americas Inc.	$45,000,000
RBC Capital Markets, LLC	$45,000,000
TD Securities (USA) LLC	$45,000,000
Wells Fargo Securities, LLC	$45,000,000
Scotia Capital (USA) Inc.	$40,500,000
BBVA Securities Inc.	$27,000,000
Credit Agricole Securities (USA) Inc.	$27,000,000
Credit Suisse Securities (USA) LLC	$15,750,000
Goldman Sachs & Co. LLC	$15,750,000
SunTrust Robinson Humphrey, Inc.	$15,750,000
U.S. Bancorp Investments, Inc.	$15,750,000
ABN AMRO Securities (USA) LLC	$11,250,000
BOK Financial Securities, Inc.	$11,250,000
Capital One Securities, Inc.	$11,250,000
CIBC World Markets Corp.	$11,250,000
ING Financial Markets LLC	$11,250,000
PNC Capital Markets LLC	$11,250,000
Total	$900,000,000

        The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and certain other conditions. Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering prices and other selling terms to dealers may be changed. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part.

        We have agreed not to offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus supplement without the prior written consent of Barclays Capital Inc.

        We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $2.5 million.

        In connection with this offering and in compliance with applicable law, the underwriters may engage in over-allotment, and stabilizing and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

  •
  Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

        These stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the prices of the notes to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        The notes are offered for sale only in those jurisdictions where it is legal to offer them. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The notes are new issues of securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable law. The underwriters are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If the underwriters cease to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes. The notes will not be listed on any securities exchange or included in any automated quotation system.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, the Exchange Act or other Federal or state statutory law or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

        It is expected that delivery of the notes offered pursuant to this prospectus will be made to investors on or about January 10, 2020, which will be the third business day following the date of this prospectus (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery hereunder should consult their advisors.

Conflicts of Interest

        Absent a Special Mandatory Redemption Event, affiliates of certain of the underwriters may receive at least 5% of the net proceeds of this offering in connection with the repayment of all remaining amounts outstanding under the Felix Debt Facilities. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because such underwriters are not primarily responsible for managing this offering, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Pursuant to FINRA Rule 5121, such underwriters will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other Relationships

        Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. In particular, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc. and certain of the other underwriters or their affiliates are agents and/or lenders under the Credit Facility, and certain of the underwriters and their affiliates are agents and/or lenders under the Felix Revolving Credit Facility. Certain of the underwriters or their affiliates may also hold our equity or debt securities from time to time. A portion of the proceeds of this offering may be used to repay the Felix Revolving Credit Facility and the Felix Parent Notes Facility. Accordingly, certain underwriters and/or their affiliates may receive a portion of the proceeds of this offering. In addition, certain of the underwriters and/or their affiliates have made commitments to us with respect to an unsecured bridge facility (the "Bridge Facility") to finance a portion of the Unadjusted Cash Purchase Price for the Acquisition in an aggregate amount up to $450 million, with respect to which they will be paid customary fees. If we are unable to consummate this offering, we may draw on the Bridge Facility as well as our existing Credit Facility to finance the Unadjusted Cash Purchase Price for the Acquisition. The aggregate amount of commitments in respect of the Bridge Facility will be reduced by the gross proceeds of this offering. See "Use of Proceeds."

        If the underwriters and/or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

        The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of our assets, securities or instruments and the underwriters may at any time hold, or recommend to clients that they should acquire long and/or short positions of our assets, securities and instruments.

Notice to Investors

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive") . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

  United Kingdom

        In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons who are "qualified investors "(as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as "Relevant Persons." The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

  Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

  Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and

Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

  Singapore Securities and Futures Act Product Classification

        Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

        Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP. The validity of the notes will be passed on for the underwriters by Simpson Thacher & Bartlett LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.'s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited consolidated financial statements of Felix incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Moss Adams LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

        WPX Energy, Inc. prepares its own reserves estimates and over 99 percent of the year-end 2018 U.S. proved reserves estimates included in WPX Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus supplement upon the authority of said firm as an expert in these matters.

        Information included and incorporated by reference in this prospectus supplement regarding Felix's estimated quantities of oil and natural gas reserves was prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC's website at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on or accessible through our website is not a part of this prospectus supplement.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Shareholders, filed with the SEC on March 27, 2019;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 2, 2019, August 6, 2019 and October 31, 2019, respectively; and

  •
  our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on April 23, 2019, May 21, 2019, September 24, 2019, (Film Nos.: 191109110 and 191111069) November 14, 2019, December 16, 2019 and January 7, 2020.

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

PROSPECTUS

WPX Energy, Inc.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

        We may offer and sell, from time to time, in one or more offerings, any of the following securities:

  •
  shares of our common stock,

  •
  shares of our preferred stock,

  •
  one or more series of debt securities, which may consist of debentures, notes or other types of debt.

        This prospectus provides a general description of these securities. We may provide specific terms of any securities to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in the prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        Our common stock is listed on the New York Stock Exchange under the symbol "WPX." Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

        Investing in our securities involves risks. See "Risk Factors" on page 2 of this prospectus and "Item 1A—Risk Factors" beginning on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein, as well as the "Risk Factors" section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2017

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

        We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

        You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus or any accompanying prospectus supplement (or such document previously incorporated by reference herein or therein).

        In this prospectus, except as otherwise indicated or as the context otherwise requires, "WPX," "we," "our," "our company" and "us" refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries.

1

 RISK FACTORS

        Investing in our securities involves risk. You should review carefully the risks described under "Item 1A—Risk Factors" beginning on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein, as well as the "Risk Factors" section of any applicable prospectus supplement, any applicable free writing prospectus or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

2

PROSPECTUS SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the risks related to our business and investing in our securities discussed in "Item 1A—Risk Factors" beginning on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

 Overview

        Incorporated in 2011, we are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting, developing and growing our oil positions in the Delaware (a subset of the Permian Basin) and San Juan Basins in the southwestern United States and the Williston Basin in North Dakota.

        Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

		Year Ended December 31,
	Nine Months Ended September 30, 2017
		2016		2015	2014	2013		2012
Ratio of earnings to fixed charges	1.13		(a)	1.10	4.16		(c)	1.12
Ratio of earnings to combined fixed charges and preferred dividends	1.01		(b)	1.02	4.16		(c)	1.12

(a)
Earnings were inadequate to cover fixed charges by $936 million.

(b)
Earnings were inadequate to cover combined fixed charges and preferred dividends by $965 million.

(c)
Earnings were inadequate to cover fixed charges by $1,571 million.

        The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

        The ratio of earnings to combined fixed charges and preferred dividends has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges plus our preferred dividend requirement.

3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein and in any prospectus supplement or any free writing prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

        All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

        Forward-looking statements can be identified by various forms of words such as "anticipates," "believes," "seeks," "could," "may," "should," "continues," "estimates," "expects," "forecasts," "intends," "might," "goals," "objectives," "targets," "planned," "potential," "projects," "scheduled," "will" or other similar expressions. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

  •
  amounts and nature of future capital expenditures;

  •
  crude oil, natural gas and natural gas liquids ("NGL") prices and demand;

  •
  expansion and growth of our business and operations;

  •
  financial condition and liquidity;

  •
  business strategy;

  •
  estimates of proved natural gas and oil reserves;

  •
  reserve potential;

  •
  development drilling potential;

  •
  cash flow from operations or results of operations;

  •
  acquisitions or divestitures; and

  •
  seasonality of our business.

        Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

  •
  availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

  •
  inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

  •
  the strength and financial resources of our competitors;

  •
  development of alternative energy sources;

4

  •
  the impact of operational and development hazards;

  •
  costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

  •
  changes in maintenance and construction costs;

  •
  changes in the current geopolitical situation;

  •
  our exposure to the credit risk of our customers;

  •
  risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

  •
  risks associated with future weather conditions;

  •
  acts of terrorism; and

  •
  additional risks described in our filings with the SEC.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

        In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

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 USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our common stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

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DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our capital stock as provided in our amended and restated certificate of incorporation and amended and restated bylaws. We also refer you to our amended and restated certificate of incorporation (including our amendment to our amended and restated certificate of incorporation) and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2017, we had 398.1 million shares of common stock outstanding. As of September 30, 2017, there were 4.8 million shares of our 6.25% Series A Mandatory Convertible Preferred Stock ("Preferred Stock") issued and outstanding.

        Authorized but unissued shares of our capital stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "WPX."

Voting Rights

        Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so, subject to any voting rights granted to holders of any preferred stock. Generally, except as discussed in "—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions," all matters to be voted on by stockholders must be approved by a majority of the total voting power of the common stock present in person or represented by proxy at a meeting at which a quorum exists, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the amended and restated certificate of incorporation (as further discussed in "—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions"), and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of common stock.

Dividends

        Subject to the rights, if any, of holders of any outstanding series of preferred stock, holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

  •
  our financial condition;

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  •
  our results of operations;

  •
  our capital requirements and development expenditures;

  •
  our future business prospects; and

  •
  any restrictions imposed by future debt instruments.

Other Rights

        On liquidation, dissolution or winding up of WPX, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

        No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including the following:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights, if any, and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will have conversion privileges and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate, if any;

  •
  restrictions on the issuance of shares of the same series or of any other class or series;

  •
  the voting rights, if any, of the holders of the series; and

  •
  any other relative rights, preferences and limitations of such series.

        The preferred stock may be issued from time to time in one or more series. The particular terms of each series being offered will be described in the prospectus supplement relating to that series of preferred stock. You should also refer to our amended and restated certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. The certificate of designations with respect to each series of preferred stock offered will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each series of preferred stock will, when issued

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against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions

        Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer or merger;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Election and Removal of Directors

        A director nominee shall be elected to our board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. Our amended and restated certificate of incorporation requires that directors may only be removed by the affirmative vote of not less than 75% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

        Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation does not provide for our stockholders to act by written consent.

Stockholder Meetings

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of our stockholders may be called only by (i) our board of directors or (ii) the chairman of our board of directors or our chief executive officer, in each case with the concurrence of a majority of our board of directors.

Amendments to Certain Provisions of our Bylaws

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of

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these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Amendment of Certain Provisions of our Certificate of Incorporation

        The amendment of any of the above provisions in our amended and restated certificate of incorporation requires approval by the vote of a majority of our entire board of directors followed by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

        Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

  •
  upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

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"Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's outstanding voting stock These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Under our amended and restated certificate of incorporation, subject to limitations imposed by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which a director derived an improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

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DESCRIPTION OF DEBT SECURITIES

        We may offer the debt securities from time to time as senior debt. The debt securities will be issued under the indenture, dated as of September 8, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

        We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement. See "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference." You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

        In this section, "WPX," "we," "our," "our company" and "us" refer only to WPX Energy, Inc. and not to any of our subsidiaries.

General

        The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be unsecured obligations of our company.

        A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

          (1)   the title of the debt securities;

          (2)   any initial limit upon the aggregate principal amount of the series (subject to our ability to issue additional notes under any series);

          (3)   the date or dates on which the principal and premium, if any, of the debt securities is payable;

          (4)   the rate or rates, or the method of determination of rates, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and, if other than as set forth in the indenture, the record dates for the determination of holders to whom interest is payable;

          (5)   in addition to the office or agency of in the Borough of Manhattan, The City of New York, any other place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

          (6)   the specified currency of the debt securities;

          (7)   the currency or currencies in which payments on the debt securities are payable, if other than the specified currency;

          (8)   the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

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          (9)   our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or procedures by which and the period or periods within which and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

          (10) if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

          (11) if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

          (12) if the principal of or interest on the debt securities are to be payable, at our election or a holder thereof, in a coin or currency other than the specified currency, the period or periods within which, and the terms and conditions upon which, such election may be made;

          (13) if the amount of payments of principal of and interest on the debt securities may be determined with reference to an index based on a coin or currency other than the specified currency, the manner in which such amounts shall be determined;

          (14) any addition to, or modification of, any events of default with respect to the debt securities, and whether any such additional or modified events of default shall be subject to covenant defeasance;

          (15) if other than the rate of interest stated in the title of the debt securities, the applicable overdue rate;

          (16) in the case of any series of non-interest bearing debt securities, the applicable dates for purposes of furnishing the trustee the list of names and addresses of the holders of the debt securities in compliance with the indenture;

          (17) if other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and principal office of such trustee;

          (18) if either or both of legal defeasance and covenant defeasance provisions of the indenture do not apply to the debt securities;

          (19) if applicable, that the debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

          (20) any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities, and whether any such additional or modified covenant shall be subject to covenant defeasance; and

          (21) any other terms of the debt securities.

        If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt

13

securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

        The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Merger, Consolidation and Sale of Assets

        The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

          (1)   either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

          (3)   we or the Person formed by or surviving any such merger will deliver to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

          (4)   immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

        Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

        An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or

14

possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

          (1)   a default in the payment of interest on the debt securities of such series when due that continues for 30 days;

          (2)   a default in the payment of the principal of or any premium, if any, on the debt securities of such series when due at their stated maturity, upon redemption, or otherwise;

          (3)   default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the debt securities of such series;

          (4)   failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the debt securities of such series a default in whose observance or performance is elsewhere in this "—Events of Default" specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a "Notice of Default" has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding debt securities of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

          (5)   certain events of bankruptcy, insolvency or reorganization affecting us; and

          (6)   any other event of default provided with respect to debt securities of that series.

        In case an event of default specified in clause (1), (2) or (3) above shall occur and be continuing with respect to the debt securities of such series, holders of at least 25%, and in case an event of default specified in clause (4) or (6) (unless, in the case of clause (6), otherwise provided for in the applicable series of debt securities) above shall occur and be continuing with respect to the debt securities of such series, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series outstanding under the indenture to be due and payable immediately. If an event of default described in clause (5) above shall occur and be continuing then the principal amount of all the debt securities of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

        Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of such series may direct the trustee in its exercise of any trust or power with respect to the debt securities of such series. The indenture provides that the trustee may withhold notice to the holders of debt securities of any such series of any default with respect to the debt securities of such series (except in payment of principal of or interest or premium on the debt securities of such series) if the trustee considers it in the interest of holders to do so.

15

        Holders of not less than a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the debt securities of such series or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Amendment

        The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment voting as a single class. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment:

          (1)   change the stated maturity of the principal of, or scheduled date for the payment of any installment of interest on, any debt security;

          (2)   reduce the principal amount of, the rate of interest payable on, or any premium payable upon the redemption of, any debt security;

          (3)   change the place of payment for any debt security or the currency in which the principal of, or any premium or interest on, any debt security is payable;

          (4)   impair or affect the right to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any debt security on or after the date that such payment has become due and payable;

          (5)   with respect to the debt securities of a series the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto; or

          (6)   reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture amending or modifying the indenture or any waiver (of certain defaults and their consequences) provided for in the indenture or reduce the requirements contained in the indenture for quorum or voting.

        A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, are deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

        The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the debt securities of any series, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

          (1)   to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and the debt securities;

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          (2)   to add to our covenants for the benefit of the holders of all or any series of the debt securities (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power in the indenture conferred on us;

          (3)   to establish the forms or terms of the debt securities;

          (4)   to evidence and provide for acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

          (5)   to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

          (6)   to add any additional events of default with respect to all or any series of debt securities (as shall be specified in such supplement indenture);

          (7)   to supplement any of the provisions of the indenture to such extent as shall be necessary for the defeasance and discharge of any series of debt securities pursuant to "—Discharge, Legal Defeasance and Covenant Defeasance"; provided that any such action shall not adversely affect the interests of any holder of any outstanding debt security of such series or any other debt security in any material respect;

          (8)   to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

          (9)   to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of one or any series any property or assets and to provide for the terms and conditions of any release thereof;

          (10) to provide for definitive securities in addition to or in place of global securities;

          (11) to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

          (12) to add to, change or eliminate any of the provisions of the indenture or any indentures supplemental thereto in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any such debt securities created prior to the execution of such supplemental indenture, or (ii) shall become effective only when no debt securities created prior to the execution of such supplemental indenture are outstanding;

          (13) to conform the text of the indenture or the debt securities of any series to any provision of the applicable description thereof in the related prospectus or prospectus supplement to the extent that such provision, in our good faith judgment, was intended to be a recitation of a provision of the indenture or such debt securities; or

          (14) to make any other change that does not adversely affect the rights of holders of outstanding debt securities in any material respect.

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Discharge, Legal Defeasance and Covenant Defeasance

        The indenture provides that we may satisfy and discharge our obligations under the debt securities of any series and the indenture if:

          (1)   either:

      (a)
      all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation, except mutilated, lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

      (b)
      all such debt securities of such series not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for such purpose, money in an amount sufficient or governmental obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee, which opinion need be given only if governmental obligations have been so deposited) without consideration of any reinvestment to pay and discharge the entire indebtedness on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be; and

          (2)   we pay or cause to be paid all other sums payable by us under such indenture with respect to outstanding debt securities of such series; and

          (3)   we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and our and the trustee's obligations to hold funds in trust and to apply such funds pursuant to the terms of the indenture with respect to the debt securities of such series, with respect to issuing temporary debt securities of such series, with respect to the registration, transfer and exchange of debt securities of such series, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities of such series and with respect to the maintenance of an office or agency for payment with respect to the debt securities of such series, shall in each case survive such satisfaction and discharge.

        The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series ("defeasance") and (ii) we may, with respect to debt securities of such series, omit to comply with the covenants under "—Merger, Consolidation or Sale of Assets," and (unless otherwise set forth therein) any additional covenants described in the applicable prospectus supplement, and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of "—Events of Default and Remedies" with respect to the debt securities of such series ("covenant defeasance") and provided that the following conditions shall have been satisfied:

          (1)   we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of such debt securities of such series, money in an amount sufficient or government obligations, the scheduled payments of principal of and interest

18

  on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be;

          (2)   such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

          (3)   no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such defeasance or covenant defeasance as applicable);

          (4)   we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that: the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

          (5)   we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

          (6)   if the debt securities of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

        Notwithstanding a defeasance or covenant defeasance with respect to the debt securities of such series, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

          (1)   the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on such debt securities of such series when such payments are due from the trust referred in clause (1) in the preceding paragraph;

          (2)   the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust with respect to the debt securities;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

          (4)   the defeasance provisions of the indenture.

No Personal Liability

        None of any affiliate, director, officer, partner, employee, incorporator, manager or owner of our Capital Stock (as defined in the indenture), as such, will have any liability for any of our obligations under the debt securities of any series, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the

19

consideration for issuance of the debt securities of such series. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

        Notices to holders of the debt securities of any series will be given by mail to the addresses of such holders as they appear in the security register.

Reports

        We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee's receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Title

        We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

Concerning the Trustee

        The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of a series, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debt securities of such series, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of a series, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

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CERTAIN ERISA CONSIDERATIONS

        Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of certain considerations associated with the purchase of the securities offered under this prospectus by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the securities to be offered under this prospectus of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of securities to be offered under this prospectus by an ERISA Plan with respect to which any of the issuer, the underwriter, or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the securities to be offered under this prospectus. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities to be offered under this prospectus nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any

21

ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the securities to be offered under this prospectus should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a security, each purchaser and subsequent transferee of a security will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities.

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 PLAN OF DISTRIBUTION

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

        Gibson, Dunn & Crutcher LLP will pass upon the validity of the securities offered by this registration statement, unless otherwise indicated in the applicable prospectus supplement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016, including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        Approximately 98 percent of our year-end 2016 U.S. proved reserves estimates included in WPX Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

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 WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 29, 2017;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 4, 2017, August 3, 2017, and November 2, 2017, respectively;

  •
  our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 18, 2017, March 13, 2017, May 23, 2017 and August 22, 2017; and

  •
  the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the sale of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

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$900,000,000

WPX Energy, Inc.

4.500% Senior Notes due 2030

Prospectus Supplement
 January 7, 2020

Joint Book-Running Managers

Barclays
Citigroup
BofA Securities
J.P. Morgan
MUFG
RBC Capital Markets
TD Securities
Wells Fargo Securities

Joint Lead Managers

Scotiabank
BBVA
Credit Agricole CIB

Co-Managers

Credit Suisse
Goldman Sachs & Co. LLC
SunTrust Robinson Humphrey
US Bancorp
ABN AMRO
BOK Financial Securities, Inc.
Capital One Securities
CIBC Capital Markets
ING
PNC Capital Markets LLC